Exhibit 2.1

ASSET PURCHASE AGREEMENT

between

C. R. Bard, Inc.

and

ConMed Corporation

Dated as of August 18, 2004

ARTICLE VI PROVISIONS AS TO TAX MATTERS	55
6.1. Transfer Taxes	55
6.2. Allocation of Purchase Price	56

ARTICLE VII LABOR MATTERS, EMPLOYEE RELATIONS AND BENEFITS	56
7.1. Scheduled Employees/Transferred Employees	56
7.2. Benefits for Transferred Employees	63
7.3. Severance Policy and Other Agreements	66
7.4. 2004 Bonus	67
7.5. Credit for Deductibles	68
7.6. Seller and Subsidiary Plans	69
7.7. Employee Notification Requirements	69
7.8. No Third Party Beneficiaries	71

ARTICLE VIII INDEMNIFICATION	72
8.1. Indemnification	72
8.2. Procedure	74
8.3. Limitations on Indemnification	75
8.4. Exclusive Remedy	78
8.5. Time Period	79
8.6. Adjustments to Purchase Price	79

ARTICLE IX MISCELLANEOUS	79
9.1. Termination and Abandonment	79
9.2. Fees and Expenses	81
9.3. Notices	81
9.4. Entire Agreement	82
9.5. Binding Effect; Benefit	83
9.6. Assignability	83
9.7. Amendment and Modification; Waiver	84
9.8. Public Announcements	84
9.9. Specific Performance	84
9.10. Bulk Sales Law	85
9.11. Section Headings	85
9.12. Counterparts	85
9.13. Applicable Law	85
9.14. Submission to Jurisdiction	85
9.15. Severability of Provisions	86
9.16. Schedules	86
9.17. Certain Defined Terms	87

SCHEDULES

Schedule 1.1(a)(vii)	Intellectual Property

Schedule 1.1(a)(ix)	Other Assets

Schedule 1.1(b)(ix)	Excluded Contracts

Schedule 1.3(a)	Matters with respect to the Initial Statement of Assets and
Liabilities, Preliminary Closing Statement of Assets and Liabilities
and Final Statement of Assets and Liabilities

Schedule 3.1(c)	Conflicts

Schedule 3.1(d)	Preparation of Initial Statement of Assets and Liabilities

Schedule 3.1(e)	Material Adverse Effect

Schedule 3.1(f)(i)	Taxes

Schedule 3.1(f)(ii)	Tax Audits

Schedule 3.1(g)	Title

Schedule 3.1(h)	Material Contracts

Schedule 3.1(i)	Legal Proceedings

Schedule 3.1(k)	Regulatory

Schedule 3.1(m)	Intellectual Property

Schedule 3.1(n)(i)	Employee Agreements and Benefit Plans

Schedule 3.1(n)(iv)	Tax Qualified Benefit Plans

Schedule 3.1(n)(v)	ERISA

Schedule 3.1(n)(vi)	Employee Benefits Claims

Schedule 3.1(n)(vii)	Payments under Benefit Plans

Schedule 3.1(n)(viii)	Multiemployer Plans

Schedule 3.1(n)(ix)	ERISA Liability

Schedule 3.1(p)(i)	Completeness of the Assets

Schedule 3.1(p)(ii)	Excluded Machinery, Tools and Equipment

Schedule 4.2	Conduct of the Business

Schedule 4.8	Licensed Patents

Schedule 4.13	Retained Assets

Schedule 7.1(a)(i)	Scheduled Employees

Schedule 7.1(a)(ii)	Glens Falls Employees

Schedule 7.3(b)	Severance and Employment Agreements

EXHIBITS

Exhibit A	Initial Statement of Assets and Liabilities

Exhibit B	Seller Severance Plan

Exhibit C	License and Supply Agreement (metal stents)

Exhibit D	License and Supply Agreement (biopsy kits)

Exhibit E	Supply Agreement (snares)

Exhibit F	Partial Asset Sale Agreement

Exhibit G	Sublease Agreement

Exhibit H	Transition and Supply Agreement

ASSET PURCHASE AGREEMENT

          ASSET PURCHASE AGREEMENT, dated as of August 18, 2004, between C. R. Bard, Inc., a corporation organized and existing under the Laws of the State of New Jersey (“Seller“), and ConMed Corporation, a corporation organized and existing under the Laws of the State of New York (“Buyer“). All capitalized terms used herein but not defined previously are defined in Section 9.17.

          Seller and its Subsidiaries are engaged in, among other things, the design and development, manufacture, production, marketing and sale of Endoscopic Gastrointestinal Products and Pulmonary Bronchoscopy Products as well as research related exclusively thereto (the “Business“).

          Seller and Buyer desire to enter into the other on-going and transitional arrangements contemplated hereby.

          Upon the terms and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS

          1.1. Assets; Liabilities.

          (a) Asset Purchase. Except as otherwise provided in Section 1.1(b), upon the terms and subject to the conditions of this Agreement, at the Closing (or the French Closing in the case of Assets which are French Assets), Seller shall, or shall cause its Subsidiaries to, sell, convey, assign, transfer and deliver to Buyer and/or its Designees, and Buyer and/or its Designees shall purchase, acquire and accept from Seller or its Subsidiaries, as applicable, all of the Seller’s and its Subsidiaries’ right, title and interest as of the Closing Date (or the French Closing in the case of Assets which are French Assets) in and to all of the assets, wherever located, as set forth in clauses (i)-(ix) below, without duplication (such right, title and interest in and to such assets being sold, conveyed, assigned transferred and delivered to Buyer and/or its Designees referred to collectively as the “Assets”):

(i) the assets reflected on the Final Statement of Assets and Liabilities;

(ii) all packaging materials to the extent used or held for use exclusively in connection with the Business on the Closing Date (or the French Closing Date in the case of the foregoing to the extent that the foregoing is a French Asset);

          (iii) to the extent transferable in accordance with applicable Laws, all records, data (whether in hard copy or computer form), customer lists, vendor lists and service provider lists used or held for use exclusively in connection with the Business on the Closing Date (or the French Closing Date in the case of the foregoing to the extent that the foregoing is a French Asset);

          (iv) all equipment, furniture, furnishings, machinery, tools and other tangible personal property which are used exclusively in connection with the Business on the Closing Date (or the French Closing Date in the case of the foregoing to the extent that the foregoing is a French Asset) and all machinery, tools and equipment necessary for the manufacturing of the Products as manufactured on the Closing Date (or the French Closing Date in the case of the foregoing to the extent that the foregoing is a French Asset), including, with respect to such manufacturing equipment, machinery and tools, the related most current maintenance schedule and maintenance history;

          (v) To the extent related to the Business on the Closing Date (or the French Closing Date in the case of the foregoing to the extent that the foregoing is a French Asset), Contracts to which Seller or one of its Subsidiaries is a party and which relate exclusively to the Endoscopic Technologies Division of Seller (subject to Section 4.4(c));

          (vi) to the extent transferable, all licenses, permits, consents, approvals, authorizations, qualifications, orders or franchises issued by any Governmental Authority which relate exclusively to the Business on the Closing Date (or the French Closing Date in the case of the foregoing to the extent that the foregoing is a French Asset) (the “Permits”);

          (vii) subject to Section 4.8, the Intellectual Property used exclusively in the Business on the Closing Date (or the French Closing Date in the case of the foregoing to the extent that the foregoing is a French Asset), including the items specifically identified in Schedule 1.1(a)(vii) hereto, including, with respect to any trademarks or related rights, the goodwill of the Business appurtenant thereto or symbolized thereby (“Transferred Intellectual Property”);

(viii) all research related exclusively to the Products as of the Closing Date (or the French Closing Date in the case of the foregoing to the extent that the foregoing is a French Asset); and

          (ix) the other assets identified in Schedule 1.1(a)(ix), except to the extent that any such assets have been disposed of not in violation of the provisions of Section 4.2 since the date of this Agreement.

          (b) Excluded Assets. Notwithstanding any provision in this Agreement or the Ancillary Agreements, it is expressly understood and agreed that all of the Seller’s and its Subsidiaries’ right, title and interest as of the Closing Date in and to the following assets, properties, rights, goodwill, privileges, claims and contracts of every kind and nature, real personal and mixed, tangible or intangible, absolute or contingent (such right, title and interest being referred to herein as the “Excluded Assets”) are specifically excepted from the Assets to be transferred to Buyer and/or its Designees pursuant to Section 1.1(a):

          (i) all cash and cash equivalents or similar types of investments, including, without limitation, checking accounts, bank accounts, lock box numbers, marketable securities, commercial paper, certificates of deposit and other bank deposits and Treasury bills;

(ii) any refund, credit, adjustment or similar benefit (including, without limitation, interest thereon or claims therefore) with respect to any Taxes for any period prior to the Closing Date;

          (iii) subject to Section 8.3(d)(i) hereof, all insurance policies of Seller and its Subsidiaries and all rights of Seller and its Subsidiaries of every nature and description under or arising out of such insurance policies;

          (iv) all receivables (including without limitation, receivables relating to VAT, freight and duty) of Seller and its Subsidiaries and other rights to receive money, all security related thereto, deposits, prepaid charges, sums and fees, offsets, credits balances, refunds and causes of action and any claim, remedy or other right related to any of the foregoing;

(v) without limiting the licenses granted in Section 4.9, Section 4.10 or the License and Supply Agreements, all intellectual property of any kind that is not Transferred Intellectual Property;

          (vi) without limiting the Sublease, all owned or leased real property (including buildings, structures and leasehold and other improvements located thereon, fixtures contained therein and appurtenances thereto);

(vii) all rights of Seller under this Agreement and the agreements and instruments delivered by Buyer or its Affiliates pursuant to or in connection with this Agreement;

(viii) assets relating to the Benefit Plans;

(ix) the Contracts listed on Schedule 1.1(b)(ix);

          (x) machinery, tools and equipment that are (x) necessary for the manufacturing of the Products as manufactured on the Closing Date, (y) used less than exclusively in connection with the Business on the Closing Date and (z) used for packaging, testing or molding;

          (xi) tools that are (x) necessary for the manufacturing of the Products as manufactured on the Closing Date, (y) used less than exclusively in connection with the Business on the Closing Date and (z) readily available at a price of one thousand dollars ($1,000.00) or less; and

(xii) the van located at Seller’s Billerica Facility.

          (c) Assumed Liabilities. Except as otherwise provided in Section 1.1(d), on the Closing Date (or in the case of Liabilities described in Section 1.1(c)(v), the French Closing Date), Buyer shall, or shall cause its Designees to, assume and agree to fully perform, pay and discharge when due, in accordance with the terms thereof, all Liabilities of Seller and its Subsidiaries set forth below (the “Assumed Liabilities”):

          (i) Liabilities which are to be performed after the Closing Date (or, in the case of Contracts excluded from the Assets pursuant to Section 4.4(c), which are to be performed after the date such Contract is deemed to be assigned pursuant to Section 4.4(c)) under the Contracts which are Assets pursuant to Section 1.1(a)(v);

(ii) Liabilities reflected in the Final Statement of Assets and Liabilities;

(iii) Liabilities under the Permits transferred to Buyer and/or its Designees to the extent relating to periods after the Closing Date;

          (iv) Liabilities which (A) are obligations undertaken under Article VII by the Buyer and/or its Designees, (B) arise out of or relate to any claims in respect of severance or termination of employment of any US Employee, Glens Falls Employee or UK Employee other than to the extent arising out of or relating to Seller’s conduct of the Business (other than conduct contemplated by this Agreement or requested by Buyer) prior to the Closing (or the Relocation Date in the case of any Glens Falls Employee), (C) arise out of or relate to the failure by Buyer or its Designees to provide information and, where appropriate, enable consultation to take place in accordance with the Transfer of Undertakings (Protection of Employment) Regulations 1981 or (D) arise out of or relate to any claims in respect of employees/worker’s compensation or the employment of any Scheduled Employee or Glens Falls Employee arising as of or after the Closing Date (or the Relocation Date in the case of any Glens Falls Employee) or, if accrued on the Final Statement of Assets and Liabilities, arising before the Closing Date;

          (v) Without limiting Seller’s obligations under Section 8.1(b), any Liability which becomes a Liability of Buyer or any of its Affiliates by operation of Law or pursuant to the Partial Asset Sale Agreement;

          (vi) all Liabilities, obligations or commitments for Taxes, including business and registration Taxes but excluding value added taxes arising out of the transfer of the manufacturing Assets located on the Closing Date at Seller’s facility in Reynosa, Mexico, whether or not accrued, assessed or currently due and payable, relating to the operation or ownership of the Business for any period (or portion thereof in the case of a Straddle Period) that begins after the Closing Date (for purposes of this clause (vi), (A) all real property Taxes, personal and intangible property Taxes and similar ad valorem obligations levied with respect to the Business or the Assets for a taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”) shall be apportioned based on the number of days falling before and after the Closing Date, (B) all Taxes based upon or related to income and gross receipts, sales or use taxes shall be determined on the basis that the relevant taxable period ended on and included the Closing Date and (C) the portion of any refunds or credits relating to a Straddle Period shall be determined on the basis that the relevant taxable period ended on and included the Closing Date); and

(vii) Liabilities for all warranties and returns of products manufactured or distributed in connection with the Business.

          (d) Liabilities Not Assumed. Notwithstanding any provision in this Agreement or the Ancillary Agreements, Buyer and its Designees shall not assume, shall not take subject to and shall not be liable for (and the Assumed Liabilities shall not include) the Liabilities as set forth below except to the extent that any such Liability becomes a Liability of Buyer or any of its Affiliates by operation of Law or pursuant to the Partial Asset Sale Agreement (the “Excluded Liabilities”):

(i) to the extent accrued on the Final Statement of Assets and Liabilities, any Liabilities arising out of or relating to the Excluded Assets;

          (ii) all Liabilities resulting from any Legal Proceedings pending or, to the Knowledge of Seller, threatened as of the Closing Date and claims relating to any property damage, personal injury, death, product recall or other similar Liability arising out of products manufactured or distributed prior to the Closing Date (other than such Liabilities to the extent arising out of or resulting from the shipment, storage, handling or labeling (or any acts or omissions in respect thereof) of such products by Buyer, any of its Affiliates or any of their direct or indirect distributors or agents (not including Seller) after the Closing Date);

          (iii) except as provided under Section 4.4(c), Liabilities arising under any Contract excluded from the Assets pursuant to Section 4.4(c) until such time as such contract or agreement is deemed to be assigned to Buyer and/or its Designees pursuant to Section 4.4(c);

          (iv) any Liabilities, obligations or commitments for Taxes, whether or not accrued, assessed or currently due and payable, relating to the operation or ownership of the Business for any period (or portion thereof in the case of a Straddle Period) ending on or prior to the Closing Date (for purposes of this clause (iv), Taxes for a Straddle Period shall be apportioned in the manner described in Section 1.1(c)(vi) above); or

          (v) any Liabilities in respect of the (x) Benefit Plans, (y) Scheduled Employees to the extent arising or accruing prior to the Closing Date and the Glens Falls Employees to the extent arising or accruing prior to the Relocation Date or (z) employees of the Business who are not Scheduled Employees or Glens Falls Employees to the extent arising or accruing prior to, on or after the Closing Date, except in the case of clause (x), (y) or (z), to the extent (I) assumed or undertaken in Article VII, (II) accrued on the Final Statement of Assets and Liabilities or (III) caused by or resulting from any act or omission by or on the part of Buyer or its Subsidiaries or Designees.

          1.2. Assumption of Liabilities; Purchase Price. (a) Subject to adjustment as set forth in Section 1.3, upon the terms and conditions of this Agreement, on the Closing Date, in consideration for the sale and transfer of the Assets (excluding the French Assets), Buyer, or its Designees, as applicable, shall assume and fully perform, pay and discharge when due, the Assumed Liabilities (excluding the Assumed Liabilities described in Section 1.1(c)(v)) in accordance with the terms thereof and pay to, or to the order of, Seller by wire transfer in immediately available funds in U.S. dollars an amount equal to $80,000,000 (the “Purchase Price”) in accordance with written instructions given by Seller to Buyer not less than five (5) business days prior to the Closing. The Purchase Price shall be allocated in accordance with the terms of Section 6.2 hereof.

          (b) Upon the terms and conditions of this Agreement and the Partial Asset Sale Agreement, at the time of the French Closing, in consideration for the sale and transfer of the assets transferred pursuant to the Partial Sale Asset Agreement (the “French Assets”) relating to the French portion of the Business (the “French Business”), Linvatec France S.A.R.L. shall assume and fully perform, pay and discharge when due, the Assumed Liabilities described in Section 1.1(c)(v) in accordance with the terms thereof and pay to, or to the order of, Bard France S.A.S. by wire transfer in immediately available funds in Euros an amount which Buyer and Seller shall agree prior to Closing (the “French Purchase Price”) in accordance with written instructions given by Bard France S.A.S. to Linvatec France S.A.R.L. not less than five (5) business days prior to the French Closing. Concurrently therewith, Seller will pay to Buyer by wire transfer in immediately available funds in U.S. dollars the equivalent of the French Purchase Price at the U.S. dollar/Euro exchange rate as published on the second Business Day prior to the Closing Date in the Wall Street Journal, Eastern Edition (or the most recently published exchange rate published in the Wall Street Journal, Eastern Edition prior to such date if no such exchange rate is published on such date) in accordance with written instructions given by Seller to Buyer not less than five (5) business days prior to the French Closing. In the event that the French Closing shall occur subsequent to the Closing, the parties shall negotiate in good faith an amendment to this Agreement making such changes as are necessary or appropriate to preserve to the maximum extent possible the full benefits of this Agreement in light of the delayed transfer of the applicable Assets and Liabilities.

          1.3. Adjustment to Purchase Price.

          (a) Preparation of Preliminary Closing Statement of Assets and Liabilities. As soon as reasonably possible after the Closing Date (but not later than 60 days thereafter), Seller shall prepare or cause to be prepared, and deliver to Buyer at Seller’s expense an unaudited special purpose statement of assets and Liabilities of the Business (including the French Business) dated as of the Closing Date (the “Preliminary Closing Statement of Assets and Liabilities”). The Preliminary Closing Statement of Assets and Liabilities, after giving effect to the transactions contemplated by this Agreement, shall be prepared on a basis consistent with, and reflecting the same line items as, the special purpose statement of assets and liabilities of the Business as of June 30, 2004, delivered by Seller to Buyer and attached as Exhibit A hereto (the “Initial Statement of Assets and Liabilities”), subject to the exceptions and such other matters as are set forth in Schedule 1.3(a) hereto, and shall disclose the book value of inventory less accounts payable and accrued expenses without further adjustment (the “Special Net Book Value”) as of the Closing Date. Seller and its employees and advisors shall have full access upon reasonable notice and during normal business hours to the books, papers and records of Buyer and its Subsidiaries relating to the Business as necessary or helpful for the preparation of the Preliminary Closing Statement of Assets and Liabilities.

          (b) Review of Preliminary Closing Statement of Assets and Liabilities. Buyer, upon receipt of the Preliminary Closing Statement of Assets and Liabilities, shall (i) review the Preliminary Closing Statement of Assets and Liabilities and (ii) to the extent Buyer may deem necessary, make reasonable inquiry of Seller relating to the preparation of the Preliminary Closing Statement of Assets and Liabilities. Buyer and its employees and advisors shall have full access upon prior written notice and during normal business hours to the books, papers and records of Seller and its Subsidiaries relating to the preparation of the Preliminary Closing Statement of Assets and Liabilities in connection with such inquiry. The Preliminary Closing Statement of Assets and Liabilities shall be binding and conclusive upon, and deemed accepted by, Buyer unless Buyer shall have notified Seller in writing of any objections thereto (the “Buyer’s Objection”) within 45 days after receipt of the Preliminary Closing Statement of Assets and Liabilities.

          (c) Disputes. In the event of a Buyer’s Objection, Seller shall have 45 days to review and respond to the Buyer’s Objection, and Seller and Buyer shall attempt to resolve the differences underlying the Buyer’s Objection within 45 days following completion of Seller’s review of the Buyer’s Objection. Disputes between Buyer and Seller which cannot be resolved by them within such 45-day period shall be referred promptly after such 45th day for decision to a nationally-recognized independent public accounting firm as Seller and Buyer shall mutually agree upon (which firm shall not be the independent auditors for either Seller or Buyer) (the “Auditor”) who shall act as arbitrator and determine, based solely on presentations by Seller and Buyer and on the basis of the standards set forth in Section 1.3(a) hereof and only with respect to the remaining differences with respect to objections raised in the Buyer’s Objection, whether and to what extent, if any, the Preliminary Closing Statement of Assets and Liabilities requires adjustment. The Auditor shall deliver its written determination, including, without limitation, as to the adjustments, if any, to the Preliminary Closing Statement of Assets and Liabilities and the calculations supporting any adjustments, to Buyer and Seller no later than the 30th day after the remaining differences underlying the Buyer’s Objection are referred to the Auditor, or such longer period of time as the Auditor determines is necessary. The Auditor’s determination shall be conclusive and binding upon the parties. The fees and disbursements of the Auditor shall be allocated between Buyer and Seller in such a way that Seller shall be responsible for that portion of the fees and expenses equal to such fees and expenses multiplied by a fraction, the numerator of which is the aggregate dollar value of disputed items submitted to the Auditor that are resolved against Seller (as finally determined by the Auditor), and the denominator of which is the total dollar value of the disputed items so submitted, and Buyer shall be responsible for the remainder of such fees and expenses. Buyer and Seller shall make readily available to the Auditor all relevant information, books and records and any work papers relating to the Preliminary Closing Statement of Assets and Liabilities and all other items reasonably requested by the Auditor. In no event may the Auditor’s resolution of any difference be for an amount which is outside the range of Buyer’s and Seller’s disagreement.

          (d) Final Statement of Assets and Liabilities. The Preliminary Closing Statement of Assets and Liabilities (after giving effect to any adjustment pursuant to Section 1.3(c)) shall become final and binding upon the parties upon the earliest of (i) the failure by Buyer to object thereto within the period permitted under Section 1.3(b), (ii) the agreement between Buyer and Seller with respect to the full resolution of the Buyer’s Objection and (iii) the decision by the Auditor with respect to any disputes under Section 1.3(c). The Preliminary Closing Statement of Assets and Liabilities, as adjusted pursuant to the agreement of the parties or decision of the Auditor, when final and binding is referred to herein as the “Final Statement of Assets and Liabilities.”

          (e) Adjustments to the Purchase Price. As soon as practicable (but not more than five business days) after the date on which the Final Statement of Assets and Liabilities shall have been determined in accordance with this Section 1.3, (A) Buyer shall pay to Seller by wire transfer in immediately available funds in U.S. dollars the amount, if any, by which the Special Net Book Value as at the Closing Date as reflected in the Final Statement of Assets and Liabilities is greater than $8,022,000, which shall constitute an immediate upward adjustment of the Purchase Price in such amount or (B) Seller shall pay to Buyer by wire transfer in immediately available funds in U.S. dollars the amount, if any, by which $8,022,000 is greater than the Special Net Book Value as at the Closing Date as reflected in the Final Statement of Assets and Liabilities, which shall constitute an immediate downward adjustment of the Purchase Price in such amount. If either party is required to make a payment pursuant to this Section 1.3(e), such party shall also be required to pay interest on the amount of such payment for each day during the period commencing as of (and including) the Closing Date and ending on (but not including) the date on which the payment is made by such party at a floating rate of interest equal to the ninety (90) day commercial paper rate for high grade unsecured notes as published from time to time in The Wall Street Journal, Eastern Edition in effect for such day, with such interest to be calculated on the basis of a 365 day year for actual days elapsed.

ARTICLE II

CLOSING

          2.1. Time and Place. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 9.1 hereof, the closing with respect to the purchase and sale of the Assets (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York, at 10:00 a.m. on the last day of the month during which all of the conditions to the Closing set forth in Article V hereof are satisfied or waived (other than the conditions to be satisfied on the Closing Date, but subject to waiver or satisfaction of such conditions) or on the next business day in The City of New York if such day is not a business day in The City of New York or such other place, time and date as the parties may agree. The actual date of the Closing is herein referred to as the “Closing Date”. For all purposes, the Closing shall be deemed to have occurred on, and the effective time of Closing shall be deemed to be, 11:59 p.m. New York City time on the Closing Date. Notwithstanding the foregoing, the closing with respect to the purchase and sale of the French Assets shall take place at the time of or after the Closing at a time and place in France as mutually agreed upon by the parties after Seller’s French Subsidiary, Bard France S.A.S., shall have obtained an opinion from the Bard France S.A.S. workers’ council regarding the sale of the French Business, as required pursuant to Article L 432-1 of the French Labor Code (the “French Closing”).

          2.2. Deliveries by Seller. (a) Deliveries on the Closing Date. On the Closing Date and at the place specified in Section 2.1, upon the terms and subject to the conditions of this Agreement, Seller shall, and shall cause its Subsidiaries, as applicable, to deliver to Buyer and/or its Designees, as applicable:

          (i) such deeds, bills of sale and other instruments of transfer, conveyance and assignment, duly executed and in valid form, as shall be sufficient to transfer the Assets and Assumed Liabilities to Buyer and/or its Designees, in each case, in such form reasonably satisfactory to Buyer and Seller;

          (ii) the certificates, consents and other documents referred to herein as deliverable by Seller or its Subsidiaries at the Closing, including, without limitation, a certificate stating that Seller is not a “foreign” person within the meaning of Section 1445 of the Code, which certificate shall set forth all information required by, and otherwise be executed in accordance with, Treasury Regulation Section 1.1445-2(b)(2); and

(iii) a receipt for the Purchase Price.

          (b) Delivery on or After the Closing Date. On or as promptly as practicable following the Closing Date, Seller shall, and shall cause its Subsidiaries to, take such action as shall be necessary to put Buyer and/or its Designees in the possession or control of the Assets.

          2.3. Deliveries by Buyer. On the Closing Date, upon the terms and subject to the conditions of this Agreement, Buyer and/or its Designees shall deliver to, or to the order of, Seller:

(i) the Purchase Price;

          (ii) such instruments as shall be necessary, in each case, in such form reasonably satisfactory to Seller and Buyer, duly executed and in valid form effective to evidence the assumption by Buyer or its Designees, as applicable, of the Assumed Liabilities; and

(iii) the certificates, consents and other documents referred to herein as deliverable by Buyer at the Closing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

          3.1. Representations and Warranties of Seller. Seller represents and warrants to Buyer as follows:

          (a) Due Incorporation and Power. Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of New Jersey and has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements (and together with this Agreement, the “Transaction Agreements”) to which it is a party, perform its obligations hereunder and thereunder and own, operate and lease the Assets and to carry on the Business as it is currently conducted by the Seller and its Subsidiaries. Each Subsidiary of Seller that will be conveying Assets to Buyer and/or its Designees pursuant to Section 1.1 is, or on the Closing Date (or with respect to Bard France S.A.S., on the French Closing Date) will be, a corporation duly incorporated, validly existing and in good standing to the extent that the concepts of due incorporation, valid existence and good standing exist in the relevant jurisdiction, under the Laws of the jurisdiction of its incorporation and has, or on the Closing Date (or with respect to Bard France S.A.S., on the French Closing Date) will have, all requisite corporate power and authority to consummate the applicable transactions contemplated by the Transaction Agreements.

          (b) Authorization and Validity of Agreements. The execution, delivery and performance by Seller of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by its Board of Directors. On or prior to the Closing Date (or with respect to Bard France S.A.S., on the French Closing Date), the execution, delivery and performance by Seller and each Subsidiary of Seller of the Ancillary Agreements to which it is a party and the consummation by it of the applicable transactions contemplated thereby will be duly authorized by its respective Board of Directors, and no other corporate action on its part or on the part of its stockholders will be necessary for the execution, delivery and performance by it of the Transaction Agreements to which it is a party and the consummation by it of the applicable transactions contemplated hereby and thereby. This Agreement has been, and at the Closing (or with respect to Bard France S.A.S., at the French Closing) each of the Ancillary Agreements will be, duly executed and delivered by Seller and its Subsidiaries, as applicable, and this Agreement is, and at the Closing (or with respect to Bard France S.A.S., at the French Closing) each of the Ancillary Agreements will be, a legal, valid and binding obligation of Seller and its Subsidiaries, as applicable, enforceable against each of Seller and its Subsidiaries, as the case may be, in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at Law) and an implied covenant of good faith and fair dealing.

          (c) No Conflict. Except as set forth in Schedule 3.1(c) hereto, the execution, delivery and performance by Seller and its Subsidiaries, as applicable, of the Transaction Agreements to which they are a party and the consummation by Seller and its Subsidiaries, as applicable, of the transactions contemplated hereby and thereby does not and will not (i) violate or result in the breach of any provision of federal, state, local or foreign law, rule, regulation, order, injunction, judgment or decree (each, a “Law”) applicable to Seller or any of its Subsidiaries, as applicable, in connection with the consummation of any of the transactions contemplated hereby; (ii) except for the antitrust clearances under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (and the rules and regulations promulgated thereunder), foreign antitrust or competition regulations, if applicable, and the merger and competition regulations, if applicable, of the European Community or similar supranational bodies, if applicable, require any consent or approval of, or filing with or notice to, any Governmental Authority under any Law applicable to Seller or any of its Subsidiaries, as applicable, in connection with the consummation of any of the transactions contemplated hereby; (iii) violate any provision of the Certificate of Incorporation or By-laws of Seller; (iv) require any consent, approval or notice under, conflict with, or result in the breach, lapse, cancellation or termination of, or constitute a default under, or result in the acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of, or the performance by, Seller or any of its Subsidiaries under, or result in a loss of any benefit to which Seller or any of its Subsidiaries is entitled or result in any penalty or adverse consequence under, any Contract to which Seller or one of its Subsidiaries is a party and which relates exclusively to the Business or Permit issued by any Governmental Authority which related exclusively to the Business; or (v) result in the creation or imposition of any Lien on any of the Assets (except in the case of clauses (i), (ii), (iv) or (v), for such violations, consents, approvals, filings, notices, conflicts, breaches, lapses, cancellations, terminations, defaults, accelerations, penalties, adverse consequences or losses, the absence of which or the result of which, as the case may be, would not be reasonably likely to have a Material Adverse Effect).

          (d) Initial Statement of Assets and Liabilities. The amounts reflected on the Initial Statement of Assets and Liabilities for inventory, property, plant and equipment, intangibles, accounts payable and accrued expenses were (i) computed in accordance with GAAP and (ii) calculated consistent with the accounting policies, procedures and methodologies set forth in Schedule 3.1(d).

          (e) Absence of Material Adverse Effect. Except as disclosed in Schedule 3.1(e), since December 31, 2003, (i) the Business has been conducted in the ordinary course of business consistent with past practice and (ii) there has not been any event, change, condition or development that, individually or in the aggregate, has had or would be reasonably likely to have a Material Adverse Effect.

          (f) Taxes. (i) Except as set forth in Schedule 3.1(f)(i), there has been timely filed by or on behalf of Seller and its Subsidiaries, and with respect to the Business, all material returns, declarations, statements, reports, schedules, forms and information returns and any amended tax returns relating to any federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, real and personal property, real estate, excise, value added, estimated, stamp, alternative or add-on minimum, environmental, withholding and any other taxes, duties or assessments, together with all interest, penalties and additions imposed with respect to such amounts (collectively, “Taxes”) required to have been filed (the “Tax Returns”), and all Taxes, with respect to the Business, shown as due on such Tax Returns have been or will be paid in a timely fashion, and all such Tax Returns were true, complete and correct in all material respects as of filing.

(ii) Except as disclosed in Schedule 3.1(f)(ii), no audit or other proceeding by any Governmental Authority is pending with respect to any Taxes of the Business.

(iii) There are no Liens for Taxes on any Asset, other than with respect to Taxes not yet due and payable or which are being contested in good faith.

          (iv) The Seller and its Subsidiaries have withheld and paid in connection with the operation of the Business all material Taxes required to be withheld and paid with respect to any employee, creditor, independent contractor or other third party.

          (g) Title; Liens and Encumbrances; Assets; No Other Interests. Except as set forth in Schedule 3.1(g), on the Closing Date, Seller or the applicable Subsidiary of Seller will own and have good and valid title to the assets of Seller and its Subsidiaries in which Seller’s and its Subsidiaries’ right, title and interest are being transferred pursuant to Section 1.1, free and clear of any liens, pledges, mortgages or security interests, except (w) statutory liens arising or incurred in the ordinary course of business with respect to which the underlying obligations are not delinquent, (x) liens for Taxes the amount or validity of which are being contested in good faith or which are not yet delinquent, (y) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, supplier’s or other like liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings and (z) any interest of any third party to a Contract that is an Asset, to the extent such interest arises from such Contract (the “Liens”).

          (h) Material Contracts. Schedule 3.1(h) hereto sets forth each Material Contract to which Seller or one of its Subsidiaries is a party and which relate exclusively to the Business. For the purpose of this Agreement “Material Contract” shall mean any Contract which by its terms (A) after the date hereof, requires any party thereto to pay an amount or provide consideration of any nature (whether in a lump sum or in a series of installments) or provides for financial commitments or, in any case, has an aggregate future Liability in excess of $25,000, (B) has a remaining stated term in excess of one year and may not be terminated by any party thereto upon less than three months’ notice, other than maintenance and service agreements and leases for personal property entered into in the ordinary course of business or (C) provides for a component or material which is available from a sole source. None of Seller or any of its Subsidiaries is in material breach of or default in the performance of its obligations under any Material Contract and, to the Knowledge of Seller, no breach or default, alleged breach or default, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by Seller or any of its Subsidiaries (or, to the Knowledge of Seller, any other party or obligor with respect thereto) has occurred, or as a result of its performance will occur; except for such breaches or defaults which would not be reasonably likely to have a Material Adverse Effect. To the Knowledge of Seller, each Material Contract is in full force and effect. Complete and correct copies of each Material Contract, including, without limitation, all amendments and supplements thereto, have been provided to the General Counsel or Deputy General Counsel for the Buyer other than (x) all Contracts relating to the French Business, international tenders and international customers, each of which will be delivered to the General Counsel or Deputy General Counsel for Buyer as promptly as practicable and in any event no later than September 15, 2004 and (y) the Contracts referenced by Items 49, 51 and 52 (to the extent not to be delivered pursuant to clause (x)) on Schedule 3.1(h), which will be made available to representatives of Buyer on and after August 23, 2004.

          (i) Legal Proceedings. Except as identified in Schedule 3.1(i) hereto, there is no civil, criminal or administrative claim, action, proceeding, arbitration or governmental investigation (each, a “Legal Proceeding”) which is material and which is pending or, to the Knowledge of Seller, threatened in any jurisdiction, in each case, to which Seller or any of its Subsidiaries is a party or, in the case of an investigation, of which Seller or any of its Subsidiaries is the subject and which (i) seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or (ii) involves the Business or any of the Assets.

          (j) Government Licenses, Permits and Related Approvals. Within 14 days of the date hereof, Seller shall provide to Buyer a schedule listing each material license, permit, consent, certification, exemption, approval, authorization, qualification, order and franchise issued by any Governmental Authority used by Seller and its Subsidiaries to conduct the Business as presently conducted (the “Material Permits”). Except as set forth in such schedule and except as would not be reasonably likely to have a Material Adverse Effect, to the Knowledge of Seller, each item listed in such schedule that constitutes an Asset will as of the Closing be valid and in full force and effect and neither Seller nor any of its Subsidiaries has received any written notice from any Governmental Authority canceling, rescinding, materially modifying or refusing to renew any such item that constitutes an Asset.

          (k) Conduct of Business in Compliance with Regulatory Requirements. All Products have been manufactured and marketed in compliance with all applicable U.S. Food and Drug Act, EU Medical Device Directive or other governmental requirements, except to the extent that failure to comply therewith would not be reasonably likely to have a Material Adverse Effect. Without limiting the generality of the preceding sentence, except as set forth on Schedule 3.1(k), (i) Seller or one of its Subsidiaries are legally authorized to manufacture and to sell all Products under a 510(k) or CE mark issued in the name of the Seller or one of its Subsidiaries or is exempt from pre-market notification requirements; (ii) all Products are produced by properly registered facilities and have been correctly classified and listed with the appropriate Governmental Authority; (iii) all labeling/marketing literature, advertising and web content related to currently marketed indications and intended uses are covered by the applicable PMN/510(k) or CE mark and meet regulatory requirements; (iv) the Products and the facilities at which they are manufactured and the processes by which they are manufactured are not subject to recall or other regulatory action, including Form FDA 483 Inspection Observations, FDA Warning Letters or FDA injunction; (v) there are no previous or current product or labeling remediations that have not been reported to a Governmental Authority, to the extent such reporting is required; (vi) all Products properly bear or bore as applicable, a CE mark or otherwise comply or complied, as applicable, in all respects with any similar requirements imposed under the laws of any foreign country in which the Products are or were, as applicable, sold; (vii) Seller or one of its Subsidiaries has all required records relating to such compliance, including, without limitation, technical files, design history files, clinical studies and validations; and (viii) any clinical studies for Product approvals currently or previously undertaken have been approved by the necessary Governmental Authorities, to the extent such approval is required, and have been conducted in compliance with applicable regulatory rules of approval, conduct and patient rights.

          (l) Labor Matters. Except as set forth in Schedule 3.1(l) hereto: (i) there are no collective bargaining agreements with any unions relating to any Scheduled Employees, Glens Falls Employees or the Business, nor is any such collective bargaining agreement presently being negotiated nor is there any duty on the part of Seller or any of its Subsidiaries to bargain with any labor organization with respect to any of the Scheduled Employees, Glens Falls Employees or the Business; (ii) there is no unfair labor practice charge or complaint pending or, to the Knowledge of Seller, threatened against the Seller or any of its Subsidiaries or relating to any of the Scheduled Employees or Glens Falls Employees; (iii) there is not now nor has there been in the three years prior to the date of this Agreement any strike, slowdown, work stoppage, lockout or other labor controversy in effect or, to the Knowledge of Seller, threatened against the Seller or any of its Subsidiaries affecting the Business; (iv) no action, suit, complaint, charge, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or arbitration tribunal or body brought by or on behalf of any Scheduled Employee or Glens Falls Employee is pending or, to the Knowledge of Seller, threatened by any Scheduled Employee or Glens Falls Employee against the Seller or any of its Subsidiaries; and (v) neither the Seller nor any of its Subsidiaries is a party to or otherwise bound by any consent decree or judgment that is presently in effect and relating to employment practices affecting any of the Scheduled Employees or Glens Falls Employees.

          (m) Intellectual Property. Except as set forth in Schedule 3.1(m), to the Knowledge of the Seller: (A) Seller or one of its Subsidiaries owns, licenses or has the right to use the Transferred Intellectual Property free and clear of all Liens; (B) the issued and registered Transferred Intellectual Property is valid and is not being infringed by others; (C) except for disputes that have been resolved (and, in the case of disputes resolved since January 1, 2002, disclosed to Buyer), no third party has since January 1, 2002 threatened or made a written claim (or, to the actual knowledge of the General Counsel of Seller, made an unwritten claim other than an unwritten claim which the General Counsel determined was not a bona fide claim) against Seller or any of its Subsidiaries that the operation of the Business is infringing any Intellectual Property of such party except as would not be reasonably likely to have a Material Adverse Effect; (D) the operation of the Business by Seller does not infringe any third party Intellectual Property rights except as would not be reasonably likely to have a Material Adverse Effect and (E) Seller and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of all material trade secrets included in the Transferred Intellectual Property whose value would be impaired by public disclosure.

          (n) Employee Benefit Plans.

          (i) Except as described in Section 3.1(h), Schedule 3.1(n)(i) hereto contains a true and complete list of each employee benefit plan (within the meaning of Section 3(3), of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and each other material plan, agreement, program, policy, practice or arrangement, whether oral or written, providing employee benefits or compensation (including, without limitation, any stock purchase, stock option, fringe benefit, bonus or incentive, deferred compensation, retirement, pension, annuity, death, assurance, insurance, employment, severance or change of control agreements, plans, programs, policies or arrangements) under which any Scheduled Employee or Glens Falls Employee has any present or future right to benefits or compensation for which Buyer or any Affiliates of Buyer will have Liability after the Closing Date; excluding, however, any plans, programs, policies and arrangements which exist to provide benefits mandated by Law. All such plans, agreements, programs, polices and arrangements shall be collectively referred to as the “Benefit Plans.”

          (ii) Except for Benefit Plans relating to the French Business, with respect to each Benefit Plan, Seller has made available to Buyer a current, accurate and complete copy and, to the extent applicable, (A) any summary plan description and (B) the Seller Severance Plan.

          (iii) Each Benefit Plan has been established and administered in accordance with its terms and is in compliance with applicable Law, including, without limitation, to the extent applicable, any foreign Laws, ERISA and the Internal Revenue Code of 1986, as amended (the “Code”), except where the failure to comply would not be reasonably likely to have a Material Adverse Effect.

          (iv) Except as set forth in Schedule 3.1(n)(iv), each Benefit Plan and related trust intended to be tax qualified under the Code has received a favorable determination from the Internal Revenue Service or will be timely submitted for such determinations. To the Knowledge of Seller, nothing has occurred since any such determination that would be reasonably likely to adversely affect such qualification.

          (v) Except as set forth in Schedule 3.1(n)(v), during the last 5 years with respect to any Benefit Plan, (i) no “reportable event” (as such term is used in section 4043 of ERISA) (other than those events for which the 30 day notice has been waived pursuant to the regulations) has occurred with respect thereto, (ii) no “accumulated funding deficiency” (as such term is used in section 412 or 4971 of the Code) has occurred, (iii) such Benefit Plan has not been terminated and (iv) no “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) has occurred from which a material Liability is outstanding or which could reasonably be expected to result in material Liability to Buyer, where any such reportable event, deficiency, termination or prohibited transaction has resulted in a Material Adverse Effect.

          (vi) Except as set forth in Schedule 3.1(n)(vi) hereto, no actions, suits or claims (other than routine claims for benefits in the ordinary course), whether under federal, state, local or foreign Laws or otherwise, are pending or, to the Knowledge of Seller, threatened with respect to any Benefit Plan which are reasonably likely to have a Material Adverse Effect.

          (vii) Except as set forth in Schedule 3.1(n)(vii), no Benefit Plan exists which could, after the Closing Date, result in the payment by Buyer to any Scheduled Employee or Glens Falls Employee of any money or other property or rights or the acceleration or provision of any other rights or benefits to any such Scheduled Employee or Glens Falls Employee as a result of the consummation of the transactions contemplated by this Agreement (regardless of whether such payment is a “parachute payment” within the meaning of Section 280G of the Code).

          (viii) Except as set forth in Schedule 3.1(n)(viii), no Benefit Plan is a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) and neither Seller nor any member of its “controlled group” (such term to include any member of a controlled group of organizations within the meaning of Section 414(b), (c), (m), or (o) of the Code) has incurred any withdrawal Liability that (i) remains unsatisfied in a material amount or (ii) could reasonably be expected to subject Seller or any member of its controlled group to material controlled group Liability under Section 4001(b) of ERISA.

          (ix) Except as set forth in Schedule 3.1(n)(ix): (i) neither Seller nor any of its Subsidiaries has incurred any Liability for any excise tax arising under Section 4971, 4972, 4980 or 4980B of the Code which will result in a Liability to Buyer and no fact or event exists which could reasonably be expected to give rise to any such material Liability to Buyer; (ii) none of the assets of Seller or any of its Subsidiaries is the subject of any Lien arising under Section 302(f) of ERISA or Section 412(n) of the Code; and (iii) neither Seller nor any of its Subsidiaries has been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code.

          (o) Brokers, Finders, etc. With the exception of fees, commissions and expenses which shall be Seller’s sole responsibility, Seller has not employed, nor is it subject to any valid claim of, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission in connection with such transactions.

          (p) Completeness and Condition of Assets. Except as set forth in Schedule 3.1(p)(i), the Assets constitute, in all material respects, all assets necessary to, or used in, the conduct of the Business as presently conducted except for the Excluded Assets. Schedule 3.1(p)(ii) sets forth the machinery, tools (not including tools readily available at a price of one thousand dollars ($1,000) or less) and equipment that are (x) necessary for the manufacturing of the Products as manufactured on the Closing Date, (y) used less than exclusively in connection with the Business on the Closing Date and (z) used for packaging, testing or molding. All items of equipment, furniture, furnishings, machinery, tools and other tangible personal property which are Assets are, in all material respects, suitable for the uses for which they are presently used in the Business and, as of the Closing Date, will be, in all material respects, in normal operating condition and free from any known significant defects excepting ordinary wear and tear.

          (q) Environmental Matters. Except as set forth in a schedule that Seller will provide to the Buyer within 14 days of the date hereof and except as would not reasonably be expected to have a Material Adverse Effect: (i) Seller, its Subsidiaries and their predecessors-in-interest with respect to the operation of the Business are in compliance with all applicable Environmental Laws; (ii) in relation to the Business or the Assets, there have been no material Releases or threatened Releases on any property currently owned or operated by Seller, its Subsidiaries or their predecessors-in-interest or, during the period of ownership or operation, on any property formerly owned or operated by Seller, its Subsidiaries or their predecessors-in-interest; (iii) in relation to the Business or the Assets, neither Seller nor its Subsidiaries is or are subject to any material liability for Hazardous Substance disposal or contamination on any third party property; (iv) in relation to the Business or the Assets, neither Seller nor its Subsidiaries is or are subject to any material liability for any Release or threat of Release of any Hazardous Substance; (v) neither Seller, its Subsidiaries nor their predecessors-in-interest has or have received any written notice or communication relating to the Business from a Governmental Entity or third party indicating that it is in violation of or subject to liability under any Environmental Law and; (vi) in relation to the Business or the Assets, neither the Seller, its Subsidiaries nor their predecessors-in-interest is subject to any order, decree, injunction or other binding written agreement with any Governmental Entity or any material indemnity or other binding written agreement with any third party relating to liability under any Environmental Law. Within 14 days of the date hereof, the Seller will deliver to the General Counsel or Deputy General Counsel for Buyer copies of all written environmental reports, studies, assessments, sampling data and other relevant written environmental information in its possession prepared within the last five years relating to the Business or the Assets.

          As used herein, the term “Environmental Law“ means any applicable federal, state or local law, regulation, order, decree, permit, authorization, common law, or enforceable agency requirement in effect as of the Closing Date relating to: (i) the protection, investigation or restoration of the environment, occupational health and safety or natural resources, (ii) the handling, use, presence, disposal, Release or threatened Release of any Hazardous Substance or (iii) noise, odor, contamination of indoor air, employee exposure to Hazardous Substances, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance, the term “Hazardous Substance“ means any substance that is: (i) listed, classified or regulated pursuant to any Environmental Law as being toxic, hazardous or any other term of similar import; (ii) any petroleum product or by-product, asbestos-containing material in a friable condition or radioactive materials; or (iii) any other substance which is regulated under any Environmental Law as being toxic, hazardous or any other term of similar import and the term “Release” shall have the meaning provided for under 42 U.S.C. Section 9601(22).

          For purposes of the representations set forth in this Section with respect to any predecessor-in-interest to Seller or its Subsidiaries, each such representation is made only to the Knowledge of Seller.

          (r) Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, neither Seller nor any other person makes any other express or implied representation or warranty on behalf of Seller or its Subsidiaries, including, without limitation, as to the probable success or profitability of the ownership, use or operation of the Business and the Assets by Buyer after the Closing.

          3.2. Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

          (a) Due Incorporation and Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of New York and has all requisite corporate power and authority to enter into the Transaction Agreements to which it is a party and perform its obligations hereunder and thereunder. Each Designee of Buyer is, or on the Closing Date (or with respect to Linvatec France S.A.R.L., on the French Closing Date) will be, a corporation duly incorporated, validly existing and in good standing to the extent that the concepts of due incorporation, valid existence and good standing exist in the relevant jurisdiction, under the Laws of the jurisdiction of its incorporation and has, or on the Closing Date (or with respect to Linvatec France S.A.R.L., on the French Closing Date) will have, all requisite corporate power and authority to consummate the applicable transactions contemplated by the Transaction Agreements.

          (b) Authorization and Validity of Agreements. The execution, delivery and performance by Buyer of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by its Board of Directors. On or prior to the Closing Date (or with respect to Linvatec France S.A.R.L., on the French Closing Date), the execution, delivery and performance by Buyer and each Designee of Buyer of the Ancillary Agreements to which it is a party and the consummation by it of the applicable transactions contemplated thereby will be duly authorized by its respective Board of Directors, and no other corporate action on its part or on the part of its stockholders will be necessary for the execution, delivery and performance by it of the Transaction Agreements to which it is a party and the consummation by it of the applicable transactions contemplated hereby and thereby. This Agreement has been, and at the Closing (or with respect to Linvatec France S.A.R.L., at the French Closing) each of the Ancillary Agreements will be, duly executed and delivered by Buyer and its Designees, as applicable, and this Agreement is, and at the Closing (or with respect to Linvatec France S.A.R.L., at the French Closing) each of the Ancillary Agreements will be, a legal, valid and binding obligation of Buyer and its Designees, as applicable, enforceable against each of Buyer and its Designees, as the case may be, in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at Law) and an implied covenant of good faith and fair dealing.

          (c) No Conflict. The execution, delivery and performance by Buyer and its Designees, as applicable, of the Transaction Agreements to which they are a party and the consummation by Buyer and its Designees, as applicable, of the transactions contemplated hereby and thereby does not and will not (i) violate or result in the breach of any Law applicable to Buyer or any of its Designees, as applicable, in connection with the consummation of any of the transactions contemplated hereby; (ii) except for the antitrust clearances under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (and the rules and regulations promulgated thereunder), foreign antitrust or competition regulations, if applicable, and the merger and competition regulations of the European Community or similar supranational bodies, if applicable, require any consent or approval of, or filing with or notice to, any Governmental Authority under any Law applicable to Buyer and/or its Designees, as applicable, in connection with the consummation of any transactions contemplated hereby; (iii) violate any provision of the Certificate of Incorporation or By-laws or other constituent documents of Buyer and/or its Designees, as applicable; or (iv) require any consent, approval or notice under, conflict with, or result in the breach, lapse, cancellation, termination of, or constitute a default under, or result in the acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of, or the performance by, Buyer or any of its Designees under, or result in a loss of any benefit to which Buyer or any of its Designees is entitled or result in any penalty or adverse consequence under any indenture, mortgage, deed of trust, lease, license, franchise, Contract, agreement, concession or other instrument to which Buyer and/or its Designees, as applicable, are a party or by which they, or their assets, are bound or encumbered (except in the case of clauses (i), (ii) or (iv), for such violations, consents, approvals, filings, notices, conflicts, breaches, lapses, cancellations, terminations, acceleration, penalties, adverse consequences, losses or defaults, the absence of which or the result of which, as the case may be, could not reasonably be likely to have a material adverse effect on the ability of Buyer and/or its Designees, as applicable, to consummate any of the transactions contemplated hereby).

          (d) Brokers, Finders, etc. With the exception of fees, commissions and expenses which shall be Buyer’s sole responsibility, Buyer has not employed, nor is it subject to the valid claim of, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission in connection with such transactions.

          (e) Legal Proceedings. There is no Legal Proceeding which is material and which is pending or, to the Knowledge of Buyer, threatened in any jurisdiction, in each case, to which Buyer or any of its Designees is a party, or in the case of an investigation, of which Buyer or any of its Designees is the subject and which seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement.

          (f) Compliance with Law. Buyer and each of its Designees is in compliance with each applicable Law, except to the extent that failure to comply therewith could not reasonably be likely to have a material adverse effect on the ability of Buyer and its Designees to consummate any of the transactions contemplated hereby.

          (g) Financing. Buyer has the cash on hand and sufficient availability under its credit facilities to provide all funds necessary to consummate the transactions contemplated hereby and the payment of all of Buyer’s related fees and expenses. Buyer has no reason to believe that such available cash and financing shall not be available at the Closing.

          (h) Disclaimer Regarding Projections. In connection with Buyer’s investigation of the Business, Buyer has received from the Seller and its Affiliates and their respective representatives and agents certain projections and other forecasts, including, without limitation, projected financial statements, certain business plan information and other data related to the Business. Buyer acknowledges that (a) there are uncertainties inherent in attempting to make such projections, forecasts and plans and, accordingly, is not relying on them, (b) Buyer is familiar with such uncertainties and is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, forecasts and plans so furnished to it and (c) Buyer shall have no claim against anyone with respect to any of the foregoing. Accordingly, Buyer acknowledges that none of the Seller and its Affiliates has made any representation or warranty with respect to such projections and other forecasts and plans.

          (i) No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, neither Buyer nor any other person makes any other express or implied representation or warranty on behalf of Buyer.

          3.3. Survival of Representations and Warranties. Subject to Section 8.5, and other than with respect to the representations of Seller contained in Section 3.1(q) which shall survive until the date that is three years after the Closing Date, the respective representations and warranties of Seller and Buyer contained in this Article III, the certificate delivered by Seller pursuant to Section 5.2(c) and the certificate delivered by Buyer pursuant to Section 5.3(c) at the Closing shall survive until the date that is eighteen months after the Closing Date; provided, however, that the representations and warranties set forth in Section 3.1(f) shall expire at Closing.

ARTICLE IV

COVENANTS

          4.1. Access to Information Concerning Properties and Records. (a) Access. During the period commencing on the date hereof and ending on the Closing Date, and subject to applicable Law, including, without limitation, antitrust Laws, Seller shall, and shall cause its Subsidiaries to, afford to Buyer, its counsel, accountants and other authorized representatives reasonable access during normal business hours, upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of their respective businesses, to the facilities, books and records and personnel of the Business.

          (b) Subsequent Access. Following the Closing, Seller shall provide Buyer and its representatives, and Buyer shall provide Seller and its representatives, reasonable access to its facilities, personnel and records of Seller and Buyer, relating to the Business to the extent Buyer or Seller shall reasonably request such access.

          (c) Retention of Records. Following the Closing, Buyer agrees to, and agrees to cause its Designees to, retain the books, records, documents, instruments, accounts, correspondence, writings, evidences of title and other papers relating to the operation of the Business prior to the Closing Date for ten years from the creation of the document or for such longer period as may be required by any Law or court order applicable to Seller or any of its Subsidiaries and disclosed to Buyer and all Tax records (including Tax Returns and returns related to VAT) until the expiration of all applicable statutes of limitation.

          4.2. Conduct of the Business Prior to the Closing Date. Seller agrees that, except as provided in this Agreement, as required by applicable Law or any Contract, as consented to or approved in writing by Buyer (which approval shall not be unreasonably withheld) or as set forth in Schedule 4.2 hereto, during the period commencing on the date hereof and ending at the Closing Date:

          (i) the Business shall be conducted in the ordinary course of business consistent with past practice and Seller shall use commercially reasonable efforts to (a) preserve intact the Business and related relationships with material customers, suppliers and other parties with whom it has business relationships and (b) keep available the services of present employees (it being understood that Buyer assumes the risks associated with personnel changes customarily attendant to a change of ownership);

          (ii) Seller and its Subsidiaries in connection with the Business will not (A) acquire, license, sub-license, dispose of, lease, sub-lease, transfer or subject to a Lien any properties or assets that will become Assets hereunder (or, in the case of a disposition, that would otherwise become an Asset hereunder), other than (1) in the ordinary course of business consistent with past practices or (2) properties or assets which are not material to the Business in the ordinary course; (B) grant or approve any increase in the compensation of Scheduled Employees (including, without limitation, any increase in existing, or any creation of new, severance or termination pay obligations), or grant or approve any bonus, in each case, except for increases or bonuses following five (5) business days prior written notice to Buyer listing each proposed change and (1) in the ordinary course of business and consistent with past practice, (2) as a result of collective bargaining or (3) as required by applicable Law, any employment or other agreement, any policy or any bonus, pension, profit-sharing or other plan or commitment presently in effect; (C) enter into employment agreements with any Scheduled Employee, except for any new hires or promotions in the ordinary course of business and consistent with past practice and consulting agreements terminable on not more than 30 days notice; (D) adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other plan, agreement trust, fund or arrangement for the sole benefit of Scheduled Employees, except as may be required to comply with applicable Law or as may have been contemplated by Seller and disclosed to Buyer in writing prior to the date hereof; (E) make any material capital expenditure, other than (1) in the ordinary course of business or (2) pursuant to existing business plans disclosed to Buyer prior to the date hereof; (F) terminate or extend any Material Contract that will constitute an Asset hereunder or enter into any Contract that would be a Material Contract and which will constitute an Asset hereunder; (G) fail to maintain insurance coverage at levels consistent with presently existing levels; (H) make any Tax elections that have a continuing Material Adverse Effect upon the Business after the Closing; or (I) agree, whether in writing or otherwise, to do any of the foregoing.

          Nothing in this Agreement, including, without limitation, in this Section 4.2, shall limit the ability of Seller and its Subsidiaries to transfer Assets to, in the case of Seller, any Subsidiary of Seller and, in the case of any Subsidiary of Seller to Seller or another Subsidiary of Seller.

          4.3. Antitrust Laws. Seller and Buyer agree to cooperate and use their best efforts to make as promptly as practicable (and in any event no later than 15 business days after the date hereof) all filings which are or may become required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “Antitrust Improvements Act”) or any applicable foreign antitrust Laws and to supply promptly any additional information and documentary material that may be requested pursuant to the Antitrust Improvements Act or any applicable foreign antitrust Laws. Seller and Buyer agree to use their best efforts to obtain any clearance required under the Antitrust Improvements Act or any applicable foreign antitrust Laws for the transactions contemplated hereby and oppose any preliminary injunction sought by any Governmental Authority preventing the consummation of the transactions contemplated hereby. Seller and Buyer shall furnish each other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions to any Governmental Authority of competent jurisdiction. Seller and Buyer will supply each other copies of all pre-Closing correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or its Subsidiaries or their respective representatives, on the one hand, and the Federal Trade Commission (the “FTC”), the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) or any other Governmental Authority with regulatory jurisdiction over enforcement of any applicable antitrust Laws on the other hand, with respect to the Transaction Agreements and the transactions contemplated hereby other than any of such information filed pursuant to Items 4(c) and 5 of the Hart-Scott-Rodino Notification and Report Form or communications regarding the same or information or documents of a similar confidential nature. The filing fees under the Antitrust Improvements Act or any applicable foreign antitrust Laws shall be borne equally by Buyer and Seller.

          4.4. Further Actions. (a) Approvals, Filings and Defense of Proceedings. Subject to the terms and conditions of this Agreement, and in addition to the obligations set forth in Section 4.3, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using its reasonable best efforts: (i) to obtain at the earliest practicable date prior to the Closing Date (pursuant to instruments reasonably satisfactory to Buyer and Seller in form and substance) any licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities as are required in connection with the consummation of the transactions contemplated hereby and by the Ancillary Agreements; (ii) to effect, in addition to the filings contemplated by Section 4.3 hereof, all necessary registrations and filings including, without limitation, required registrations and filings with foreign Governmental Authorities; (iii) to defend any lawsuits or other Legal Proceedings, whether judicial or administrative, whether brought derivatively or on behalf of third parties (including, without limitation, governmental agencies or officials), challenging this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby; (iv) to take such actions as are necessary to satisfy the conditions to Closing set forth in Article V; and (v) subject to appropriate confidentiality protections, to furnish to each other such information and assistance and to consult with respect to the terms of any registration, filing, application or undertaking as reasonably may be requested in connection with the foregoing.

          (b) Full Benefit of this Agreement. Seller and Buyer shall do or procure to be done all such further acts and things and execute or procure the execution of all such other documents, as such other party may from time to time reasonably require, whether on or after Closing, for the purpose of giving to such other party the full benefit of all the provisions of this Agreement. In this regard but without limitation, after the Closing Date, Buyer shall, and shall cause its Designees to, take all actions to return to Seller all information, data, properties and assets other than Assets that may be in the possession of Buyer or its Designees and its or their Subsidiaries. In the event that Buyer or any of its Designees or Subsidiaries has possession of any information or data related to the business of Seller or its Subsidiaries other than the Business, Buyer shall, and shall cause its Designees and Subsidiaries to, (i) not use such information or data and (ii) keep such information and data strictly confidential.

          (c) Delayed Assignment of Agreements. (i) Anything in this Agreement to the contrary notwithstanding, nothing in this Agreement shall be construed as an attempt to assign or transfer any Contract that is by its terms or at Law non-assignable without the consent of the other party thereto and as to which such consent shall not have been given. In order, however, that the full value of every Contract of the character described in the immediately preceding sentence (to the extent to which it is a Contract) and all claims and demands relating to such Contracts may be realized, Seller or its Subsidiaries, as applicable, shall, to the extent reasonably possible and to the extent it would not impose any material obligation on Seller or any of its Subsidiaries, keep such Contracts in effect and shall give Buyer or Buyer’s Designees the benefit of each such Contract to the same extent as if it had been assigned, and Buyer or Buyer’s Designees shall perform for the benefit of the Seller or its Subsidiaries, as applicable, the obligations under the Contract relating to the benefit obtained by Buyer or Buyer’s Designees. Upon the receipt by Buyer or Seller following the Closing Date of the consent of the other party to any such Contract that is by its terms or at Law non-assignable without such consent, such Contract shall, subject to Section 4.4(c)(ii), without any further action on the part of Buyer or Seller, be deemed to have been assigned by Seller or its Subsidiaries, as applicable, to Buyer or one of Buyer’s Designees and assumed by Buyer or one of Buyer’s Designees as of the date of such consent.

          (ii) Anything in this Agreement to the contrary notwithstanding, nothing in this Agreement shall be construed as an attempt to assign or transfer any Contract to which an employee of the Business is a party prior to the date such employee becomes an employee of Buyer or one of its Designees; provided, that the foregoing will not release Buyer or its Designees of an obligation hereunder, including, without limitation, with respect to severance. Subject to Section 4.4(c)(i), at any time after the Closing that such an employee becomes an employee of Buyer or one of its Designees, each such Contract (to the extent to which it is an Asset) shall, without any further action on the part of Buyer or Seller, be deemed to have been assigned by Seller or its Subsidiaries, as applicable, to Buyer or one of Buyer’s Designees and assumed by Buyer or one of Buyer’s Designees as of such time.

          (d) Receivables. Seller shall promptly deliver to Buyer any cash, checks or other instruments of payment (with all necessary endorsements) received by it after the Closing relating to the conduct of the Business after the Closing. Buyer shall, and shall cause its Designees to, promptly deliver to Seller any cash, checks or other instruments of payment (with all necessary endorsements) received by it after the Closing Date relating to the conduct of the Business prior to the Closing.

          (e) Ancillary Agreements. Buyer shall, or shall cause its Designees to, and Seller shall, or cause its Subsidiaries to, execute and deliver at or prior to Closing (i) the Transition and Supply Agreement; (ii) the Sublease Agreement and (iii) the License and Supply Agreements and Buyer shall cause Linvatec S.A.R.L. to, and Seller shall cause Bard France S.A.S. to, execute and deliver at the French Closing the Partial Asset Sale Agreement.

          4.5. Covenant Not to Compete. Seller agrees that Seller and its Subsidiaries will not, without the written approval of Buyer, (i) for the period beginning on the Closing Date and ending on the fourth anniversary of the Closing Date engage, directly or indirectly, in the manufacturing, marketing or sale anywhere in the world of (x) Endoscopic Gastrointestinal Products, (y) Pulmonary Bronchoscopy Products or (z) products that are substantially equivalent to the Products in design and current application (the foregoing activities, collectively, the “Competitive Sales Activities”) and (ii) for the period beginning on the Closing Date and ending two (2) years and six (6) months after the Closing Date engage, directly or indirectly, in the design or development anywhere in the world of (x) Endoscopic Gastrointestinal Products, (y) Pulmonary Bronchoscopy Products or (z) products that are substantially equivalent to the Products in design and current application (the foregoing activities, collectively, the “Competitive Development Activities”, together with the Competitive Sales Activities, the “Competitive Activities”). The foregoing shall not in any way limit or preclude Seller or its Subsidiaries from manufacturing, marketing, selling, designing or developing such products for applications relating to GERD, obesity or gastrostomy or from manufacturing, marketing, selling, designing or developing metal stents not placed through an endoscope or core tissue biopsy devices and kits. In addition, nothing contained herein shall limit the right of Seller or any Subsidiary of Seller to (i) hold and make passive investments in securities of any person that is registered on a national securities exchange or admitted to trading privileges thereon or actively traded in a generally recognized over-the-counter market; provided, that Seller’s and any such Subsidiary’s aggregate beneficial equity interest therein shall not exceed 10% of the outstanding shares or interests in such person; (ii) engage, directly or indirectly, in any activity that Seller or its Subsidiaries are expressly authorized to perform pursuant to the terms of the Ancillary Agreements, (iii) continue to engage in any type of business conducted by the Seller or any of its Subsidiaries as of the date hereof that is not part of the Business; (iv) market, sell, design or develop products or services that are under development by Seller or its Subsidiaries as of the date hereof which are not part of the Business; (v) operate the French Business pending the French Closing; or (vi) engage in any transaction whereby, directly or indirectly, it acquires (whether by merger, stock purchase, purchase of assets or otherwise) any person or business, or any interest in any person or business, engaged, directly or indirectly, in any Competitive Activity at the time of such acquisition; provided, that such person or business is not primarily engaged in the conduct of Competitive Activities; and provided, further, that if such transaction is consummated (A) in the case of Competitive Sales Activities, prior to the third anniversary of the Closing Date, or (B) in the case of Competitive Development Activities, within the first eighteen (18) months immediately following the Closing Date, (I) Seller shall promptly notify Buyer of such acquisition, (II) Seller or its Subsidiary, as applicable, shall offer to sell to Buyer that portion of such acquired business and assets which constitute Competitive Activities (the “Offered Assets”) on commercially reasonable terms as soon as reasonably practicable, (III) Buyer shall by written notice to Seller, within thirty (30) days of receipt of Seller’s offer, either accept such offer, reject such offer or request an appraisal of the Offered Assets (Buyer’s failure to timely respond will be deemed to be a rejection), (IV) if Buyer requests an appraisal, the parties shall agree upon an appraiser and shall jointly bear the cost of any such appraisal, (V) Buyer shall within thirty (30) days of receipt of such appraisal, notify Seller whether or not Buyer will purchase the Offered Assets at the appraised value thereof, (VI) in the event Buyer fails to respond or elects not to purchase the Offered Assets, Seller and its Subsidiaries shall have no further obligations to Buyer with respect to such Offered Assets under this Section 4.5 and Buyer shall reimburse Seller and its Subsidiaries for the portion of the cost of any such appraisal paid for by Seller or its Subsidiaries. Nothing contained herein shall be construed to prevent Seller or its Subsidiaries, as the case may be, from continuing to operate any such Offered Assets pending Buyer’s decision whether or not to purchase such Offered Assets. Seller or its Subsidiaries, as the case may be, shall provide Buyer with all information reasonably requested by Buyer in connection with the offering for sale to Buyer of the Offered Assets.

          4.6. Use of Names and Logos. Without limiting the generality of the exclusion in Section 1.1(b)(v), it is expressly agreed that neither Buyer nor any Designee is purchasing any right, title or interest in any names, trade names, trademarks, logos, service marks, domain names or other source indicators employing the words “C. R. Bard, Inc.,” “Bard,” “Luminexx,” “Memotherm,” “Monopty” or any term confusingly similar thereto (collectively, the “Seller’s Trademarks and Logos”). After the Closing Date, Buyer shall not, and shall ensure that each of its Designees, Subsidiaries, Affiliates, employees and representatives do not represent itself or themselves as Seller or its Affiliates, or as employees or representatives of Seller or its Affiliates. As promptly as practicable, but in no event later than 180 days following the Closing Date, Buyer shall and shall cause each of its Designees, Subsidiaries and Affiliates to (i) cease all use of all Seller’s Trademarks and Logos; and (ii) remove, strike over, overlabel or otherwise obliterate all Seller’s Trademarks and Logos from all materials in their possession, including, without limitation, any business cards, stationery, displays, signs, promotional materials, manuals, forms and other materials; provided, that Buyer and each of its Designees, Subsidiaries and Affiliates shall cease using invoices, stationery and business cards containing the Seller’s Trademarks and Logos no later than 30 days after the Closing Date (or such later time to the extent required by applicable Law) and shall remove, strike over, overlabel or otherwise obliterate the words “C. R. Bard, Inc.” and “Bard” on all external Product packaging and from other materials no later than 60 days after the Closing Date (or such later time to the extent required by applicable Law); provided, further, that Buyer and its Designees may use the Seller’s Trademarks and Logos if such use is necessary to maintain any registration of the Products with, or approval from, any foreign Governmental Authority, but only for so long as Buyer and its Designees, as applicable, are using commercially reasonable efforts to render such use of the Seller’s Trademarks and Logos unnecessary. Notwithstanding the foregoing, with respect to (i) Products in the finished goods inventory at Closing or otherwise delivered to the Buyer or its Designees by the Seller and (ii) Supplied Products (as defined in the Transition and Supply Agreement) delivered to the Buyer pursuant to the Transition and Supply Agreement, Buyer and its Designees may sell off all of such products which have the Seller’s Trademarks and Logos included in labeling or molded, etched or otherwise impressed thereon; provided, that Buyer and its Designees use commercially reasonable efforts to sell such Products in the ordinary course. Buyer shall and shall cause each of its Designees, Subsidiaries and Affiliates to take all reasonable actions to avoid any confusion as to any affiliation with Seller and its Affiliates.

          4.7. Notification of Certain Matters. To the extent they have knowledge thereof, Seller shall give prompt notice to Buyer, and Buyer shall give prompt notice to Seller, of the occurrence, or non-occurrence, of any event the occurrence or non-occurrence of which will cause (i) any representation or warranty of Seller or Buyer, as the case may be, contained in this Agreement to be untrue or incorrect in any respect that would result in the condition to Closing set forth in Section 5.2(a) or 5.2(b), as the case may be, not being satisfied or (ii) Seller or Buyer, as the case may be, to fail to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

          4.8. Intellectual Property License to Seller. Subject to Section 4.5, Buyer hereby grants to Seller and its Affiliates a perpetual, irrevocable, fully paid-up, worldwide, non-exclusive, transferable, assignable license to the patents listed in Schedule 4.8 hereto and all related know-how, technology and trade secrets, in all cases only to the extent that such patents, related know-how, technology and trade secrets are within the Transferred Intellectual Property, with the license covered hereby to include, without limitation, the rights to make, have made, use, sell, distribute, offer to sell and import all current and future products, processes and services covered by any of the patents or any claims or inventions therein in connection with (a) snare devices sold as a component of gastrotomy kits or (b) devices used to perform suturing through an endoscope. This license shall not include the right to grant sublicenses, except that Seller and its Affiliates shall have the right to grant sublicenses to (i) manufacturers, in connection with their “have made” rights under the patents and (ii) customers, distributors, retailers and end users of Seller’s or any of its Affiliates’ products and services for the limited purpose of allowing (x) any of them to use and any of them other than end users to sell, offer to sell, import, lease or distribute to end users (or others in the distribution chain) Seller’s or any of its Affiliates’ products and services and (y) customers and end users to use Seller’s or any of its Affiliates’ products and services. This license shall become effective as of Closing and thereafter shall survive expiration or termination of this Agreement. This license shall be considered a license to “intellectual property” under the U.S. Bankruptcy Code and Seller shall be entitled to all rights and privileges of 11 U.S.C ss.365(n) with respect thereto.

          4.9. Intellectual Property License to Buyer for Eye-Wire. Seller hereby grants to Buyer and its Designees a perpetual, irrevocable, fully paid-up, worldwide, non-exclusive, transferable, assignable license to the patent applications and any patents that may issue from such applications, know-how and trade secrets that are owned by Seller and that are in existence as of the Closing Date to make, have made, use, sell, distribute, offer to sell and import Eye-wire products (i.e., as described in U.S. Patent Application serial number 10\275,245) within the Endoscopic Gastrointestinal Products and Pulmonary Bronchoscopy Products fields of use (the “Eye-wire Field of Use”). The Eye-wire Field of Use shall exclude devices solely intended for use in endoscopic surgery procedures. This license shall not include the right to grant sublicenses, except that Buyer and its Designees shall have the right to grant sublicenses to (i) manufacturers, in connection with their “have made” rights under the patents and (ii) customers, distributors, retailers and end users of Buyer’s or any of its Designees’ products and services for the limited purpose of allowing (x) any of them to use and any of them other than end users to sell, offer to sell, import, lease or distribute to end users (or others in the distribution chain) Buyer’s or any of its Designees’ products and services and (y) customers and end users to use Buyer’s or any of its Designees’ products and services. This license shall become effective as of the Closing and thereafter survive expiration or termination of this Agreement. This license shall be considered a license to “intellectual property” under the U.S. Bankruptcy Code and Buyer shall be entitled to all rights and privileges of 11 U.S.C ss.365(n) with respect thereto.

          4.10. Intellectual Property License to Buyer for Licensed Products. Seller hereby grants to Buyer and its Designees a perpetual, irrevocable, fully paid-up, worldwide, non-exclusive, transferable, assignable license within the Endoscopic Gastrointestinal Products and Pulmonary Bronchoscopy Products fields of use (the “Licensed Field of Use”) to the patents, patent applications, know-how and trade secrets that are owned by Seller on the Closing Date, are not Assets and are necessary to make, have made, use, sell, distribute, offer to sell and import Licensed Products within the Licensed Field of Use. The term “Licensed Products” shall mean Products and products developed from research that (i) relates exclusively to the Products and (ii) is in existence on the Closing Date. This license will be deemed to cover any minor improvements or changes made to the Licensed Products after the Closing Date. This license shall not include the right to grant sublicenses, except that Buyer and its Designees shall have the right to grant sublicenses to (i) manufacturers, in connection with their “have made” rights under the patents and (ii) customers, distributors, retailers and end users of Buyer’s or any of its Designees’ Products and services for the limited purpose of allowing (x) any of them to use and any of them other than the end users to sell, offer to sell, import, lease or distribute to end users (or others in the distribution chain) Licensed Products and (y) customers and end users to use Licensed Products. This license shall become effective as of the Closing and thereafter survive expiration or termination of this Agreement. This license shall be considered a license to “intellectual property” under the U.S. Bankruptcy Code and Buyer shall be entitled to all rights and privileges of 11 U.S.C ss.365(n) with respect thereto.

          4.11. Best Efforts. Subject to the terms and conditions of this Agreement, each party shall use its best efforts to cause the Closing to occur.

          4.12. Removal of Assets. The Buyer agrees to assume responsibility for, and pay all expenses in connection with, removing, transporting and relocating those Assets which at the Closing are located at any of the facilities or service centers of Seller or its Subsidiaries, provided, that Seller shall transport the manufacturing Assets located at the Seller’s facility in Reynosa, Mexico to McAllen, Texas at Buyer’s expense; provided, further, that the risk of loss with respect to such Assets shall pass to the Buyer at the Closing. Seller agrees to give the Buyer, its agents and employees access to such facilities at reasonable times and upon reasonable notice for purposes of removing such Assets. Seller will provide assistance and cooperation, for example, in providing access to buildings on weekends, if required, in scheduling the removal of such items and will be responsible for moving its own equipment, and scheduling its own production, to the extent necessary for the removal of the Assets. Buyer shall be responsible for any damage caused as a result of its own negligence.

          4.13. Seller to Retain Physical Possession of Certain Purchased Assets. Notwithstanding anything to the contrary set forth in this Agreement other than Section 4.4(c), at the Closing Buyer will purchase, acquire and accept from Seller or its Subsidiaries, as appropriate, all of the Seller’s and its Subsidiaries’ right, title and interest as of the Closing Date in and to all of the Assets; provided, that from the Closing through the termination of the Transition and Supply Agreement, Seller shall retain physical possession of the Assets identified in Schedule 4.13, for the sole purpose of fulfilling Seller’s obligations under the Transition and Supply Agreement to act as Buyer’s interim supplier and manufacturer of Products. Seller shall maintain and care for such Assets in a manner consistent with Seller’s past practice with respect to the maintenance and care thereof. Upon the occurrence of the termination of the Transition and Supply Agreement and subject to the terms thereof, Seller shall cooperate with Buyer to make such arrangements as Buyer may reasonably request to transfer possession by Seller to Buyer or Buyer’s Designees, for no additional consideration but at Buyer’s expense, of all such Assets then in Seller’s possession.

          4.14. Non-Solicitation. For a period of two (2) years from the date of the Closing, Seller agrees, and agrees to cause its Subsidiaries, not to, directly or indirectly, solicit for employment or hire any Transferred Employee. The restrictions contained in the preceding sentence, however, shall not preclude general, non-targeted solicitations of employment made by Seller or any of its Subsidiaries provided so long as the Seller does not hire for employment any Transferred Employee during such two year period. Notwithstanding the foregoing, Seller or any of its Subsidiaries may solicit or hire any Transferred Employee (a) whose employment with Buyer or any of its Designees or Subsidiaries was terminated by the Buyer or any of its Designees or Subsidiaries or (b) whose employment has been terminated for a period of at least six (6) months.

          4.15. Data Transfer. (a) Seller shall make reasonably available sufficient personnel and resources, and shall use all commercially reasonable efforts to transfer a copy of all electronic data and non-electronic data included in the Assets relating exclusively to the (i) sales, customer base, products, ordering and customer service functions and (ii) manufacturing, quality system requirements (including complaint handling, investigation and response) and electronic and on-demand labeling of the Business, in the case of clause (i), subject to applicable Law, no later than five (5) days prior to Closing and in the case of clause (ii) within a reasonable period of time following Closing. Buyer acknowledges that any information delivered or made available to it prior to the Closing is subject to the Confidentiality Agreement and, in the case of the information contemplated by clause (i) above, is being provided prior to the Closing solely for the purpose enabling Buyer to conduct the Business from and after the Closing. Buyer further acknowledges that (1) Seller shall have no obligation to provide the information contemplated by clause (i) prior to the Closing if the waiting period under the Antitrust Improvements Act (including any extensions thereof) shall not have expired and (2) it shall return such information to Seller promptly on request if the Closing does not take place in such five-day period.

          (b) Until such transfer of data is complete, Seller shall provide Buyer with reasonable access to such data on Seller’s computer systems, subject to appropriate security and confidentiality measures, and reasonably provide personnel and resources sufficient to process complaint handling, investigation and quality systems as have been used exclusively in the Business.

          4.16. Customer Notification. Promptly following the Closing, Buyer may send a letter, executed by both Seller and Buyer, to customers of the Business informing such customers that Buyer has purchased the Business from Seller; provided, that such letter shall be in a form reasonably acceptable to the parties. The parties will use commercially reasonable efforts to agree on the form of letter as promptly as practicable after the date hereof. Nothing herein shall limit the ability of Seller and its Subsidiaries to communicate with customers of the Business with respect to Sellers’ and its Subsidiaries’ remaining business.

          4.17. Release of Employee Agreements. Seller shall not release any employee from any obligation under any agreement identified in items 1-4 in Schedule 1.1(b)(ix) to the extent relating to the Business without Buyer’s prior written consent.

          4.18. Transition Arrangement. Promptly after the execution of this Agreement and prior to Closing, the parties will negotiate in good faith to reach a mutually acceptable transition arrangement for Seller to provide order, shipping, global information technology and other necessary support if ConMed should reasonably determine that it will require such support.

ARTICLE V

CONDITIONS PRECEDENT

          5.1. Conditions Precedent to Obligations of Parties. The respective obligations of Buyer and Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions:

          (a) No Injunction. At the Closing Date, there shall be no injunction, restraining order, decision or decree of any nature of any Governmental Authority of competent jurisdiction that is in effect that makes illegal, restrains or prohibits in any respect the consummation of the transactions contemplated hereby. Notwithstanding the foregoing, the condition set forth in this Section 5.1(a) shall not be a condition to the obligations of a party to consummate the transactions contemplated by this Agreement if the consummation of the transactions contemplated by this Agreement, notwithstanding that the condition set forth in this Section 5.1(a) has not been satisfied, would not be reasonably likely to have a material adverse effect on such party or any of its Subsidiaries.

          (b) Regulatory Authorizations. All (i) consents, approvals, authorizations and orders of Governmental Authorities as are necessary in connection with the lawful transfer of the Assets to Buyer and/or Buyer’s Designees and the execution and performance of the Transaction Agreements shall have been obtained; and (ii) applicable waiting periods, including extensions thereof, specified under the Antitrust Improvements Act and any applicable foreign antitrust Laws with respect to the transactions contemplated by this Agreement shall have lapsed or been terminated and any investigations relating to the transactions contemplated hereby that may have been opened by either the Department of Justice or the FTC by means of a request for additional information or otherwise shall have terminated. Notwithstanding the foregoing, the condition set forth in this Section 5.1(b) shall not be a condition to the obligations of a party to consummate the transactions contemplated by this Agreement if the consummation of the transactions contemplated by this Agreement, notwithstanding that the condition set forth in this Section 5.1(b) has not been satisfied, would not be reasonably likely to have a material adverse effect on such party or any entity that would be a Subsidiary of such party after the Closing.

          5.2. Conditions Precedent to Obligation of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver by Buyer at or prior to the Closing Date of each of the following additional conditions:

          (a) Accuracy of Representations and Warranties. The representations and warranties of Seller contained herein shall be true and correct as of the date hereof and at, and as of, the Closing Date, with the same force and effect as though made at and as of the Closing Date (except for changes permitted or contemplated by this Agreement and except that, to the extent any representation or warranty is expressly made as of a specified date, it need be true only as of such date), except for any failures to be true and correct which would not be reasonably likely to have a Material Adverse Effect (it being understood that, for purposes of determining the truth and correctness of Seller’s representation and warranties, all Material Adverse Effect and materiality qualifiers contained in such representations and warranties shall be disregarded).

          (b) Performance of Agreement. Seller and its Subsidiaries shall have in all material respects performed all obligations and agreements and complied with all covenants contained in this Agreement to be performed or complied with by Seller and/or its Subsidiaries prior to or at the Closing.

          (c) Certificate. Buyer shall have received a certificate of Seller, dated as of the Closing Date, executed on behalf of Seller by any officer thereof, to the effect that, to the knowledge of such officer, the conditions specified in paragraphs (a) and (b) above have been fulfilled.

          (d) Ancillary Agreements. The Ancillary Agreements shall have been executed and delivered by Seller or any of its Subsidiaries to Buyer and shall have become effective, except the Partial Asset Sale Agreement which shall be executed and delivered and become effective at the French Closing.

          (e) Required Items. Seller shall have made or caused to be made delivery to Buyer of the items required by Section 2.2(a).

          5.3. Conditions Precedent to Obligation of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver by Seller at or prior to the Closing Date of each of the following additional conditions:

          (a) Accuracy of Representations and Warranties. The representations and warranties of Buyer contained herein shall be true and correct as of the date hereof and at, and as of, the Closing Date, with the same force and effect as though made at and as of the Closing Date (except for changes permitted or contemplated by this Agreement and except that, to the extent any representation or warranty is expressly made as of a specified date, it need be true only as of such date), except for any failures to be true and correct which would not be reasonably likely to have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement or perform its obligations under this Agreement or the Transaction Agreements (it being understood that, for purposes of determining the truth and correctness of Buyer’s representation and warranties, all Material Adverse Effect and materiality qualifiers contained in such representations and warranties shall be disregarded).

          (b) Performance of Agreements. Buyer and its Designees and Subsidiaries shall have in all material respects performed all obligations and agreements and complied with all covenants contained in this Agreement to be performed or complied with by Buyer and/or its Designees and Subsidiaries prior to or at the Closing, including, without limitation, Buyer’s obligations under Section 2.3.

          (c) Certificate. Seller shall have received a certificate of Buyer, dated as of the Closing Date, executed on behalf of Buyer by any officer thereof, to the effect that, to the knowledge of such officer, the conditions specified in paragraphs (a) and (b) above have been fulfilled.

          (d) Ancillary Agreements. The Ancillary Agreements shall have been executed and delivered by Buyer or one of its Designees to Seller and shall have become effective, except the Partial Asset Sale Agreement which shall be executed and delivered and shall become effective at the French Closing.

          (e) Required Items. Buyer shall have made or caused to be made delivery to Seller of the items required by Section 2.3.

ARTICLE VI

PROVISIONS AS TO TAX MATTERS

          6.1. Transfer Taxes. Buyer shall pay all transfer taxes or fees, sales taxes, value added taxes (but excluding value added taxes arising out of the transfer of the manufacturing Assets located on the Closing Date at Seller’s facility in Reynosa, Mexico), registration taxes, recordation or similar taxes or fees, deed, stamp or other taxes, duties, recording charges, fees, or other similar cost or expense of any kind required in connection with the effectuation of the transactions and documentation contemplated by this Agreement (whether such tax, duties or fee, cost or expense is imposed on Buyer, Seller or any Subsidiary of Buyer or Seller).

          6.2. Allocation of Purchase Price. The parties will allocate the Purchase Price (including Assumed Liabilities) prior to Closing based upon a mutually satisfactory valuation analysis to be jointly prepared by the parties prior to the Closing. The allocation of the Purchase Price among assets sold by Seller or a Subsidiary of Seller, shall be prepared in accordance with the rules under Section 1060 of the Code and the Treasury Regulations promulgated thereunder; provided, however, in the event of any adjustment to the Purchase Price pursuant to this Agreement (i) Seller shall promptly prepare and furnish to Buyer an amendment to such allocation, (ii) Buyer may promptly, but in no event later than 10 days after receipt of such amendment, comment on the amendment and (iii) the parties shall consult with each other to arrive at a mutually satisfactory amendment to the allocation. Seller and Buyer agree to act in accordance with the computations and allocations resulting from the procedures set forth in this Section 6.2 (including, without limitation, any modifications pursuant to the proviso immediately preceding this sentence), and shall not take any position inconsistent therewith on any Tax Return (including, without limitation, any forms or reports required to be filed pursuant to Section 1060 of the Code, the Treasury Regulations promulgated thereunder or any provisions of local, state and foreign Law) or before any taxing authority, except as required by applicable Law.

ARTICLE VII

LABOR MATTERS, EMPLOYEE RELATIONS AND BENEFITS

          7.1. Scheduled Employees/Transferred Employees.

          (a) Scheduled Employees. Prior to the Closing, Buyer will take no action to cause Seller or any of its Subsidiaries to terminate the employment of any employee of Seller or its Subsidiaries prior to the Closing Date (or, in the case of French Employees, the French Closing Date, or, in the case of the Glens Falls Employees, the Relocation Date), and neither Seller nor any of its Subsidiaries shall be under any obligation to terminate any employee prior to the Closing Date (or, in the case of French Employees, the French Closing Date, or, in the case of the Glens Falls Employees, the Relocation Date). The employees of the Business who are listed on Schedule 7.1(a)(i) (regardless of whether any such employee is actively at work, on vacation, on an approved leave of absence (paid or unpaid), on layoff status or otherwise) shall hereinafter be referred to as the “Scheduled Employees” (which Schedule shall be updated as of the Closing (or French Closing, as applicable) for new hires or terminations following the date of this Agreement). The employees of the Business who are employed at Seller’s Glens Falls, New York facility and are listed on Schedule 7.1(a)(ii) (regardless of whether any such employee is actively at work, on vacation, on an approved leave of absence (paid or unpaid), on layoff status or otherwise) shall hereinafter be referred to as the “Glens Falls Employees” (which Schedule shall be updated as of the Relocation Date for new hires or terminations following the date of this Agreement). The Scheduled Employees whose principal location of employment is (x) in the United States (but for avoidance of doubt, excluding Glens Falls Employees) shall be hereinafter referred to as the “U.S. Employees”, (y) in France shall be hereinafter referred to as the “French Employees” and (z) in the United Kingdom shall be hereinafter referred to as the “UK Employees.”

          (b) U.S. Transferred Employees. (i) Prior to the Closing Date, Buyer shall, or shall cause one of Buyer’s Designees to, offer employment (and Seller shall permit such offer to be made), to commence on the Closing Date, to each U.S. Employee in substantially the same job and on substantially the same terms (including salary, wages, bonus and commission opportunity, job responsibilities and location) as such U.S. Employee had immediately prior to the Closing Date. Notwithstanding the foregoing, the following treatment shall apply to the categories of U.S. Employees described below: (A) any U.S. Employee who does not come to work on the Closing Date (other than by reason of vacation, bereavement leave, scheduled personal time off, short term or long term disability that is covered by one of Seller’s insured disability policies or military leave) (an “Inactive Employee”) shall commence employment with Buyer (or its Designee) on the terms described above in this clause (i), on the “Delayed Employment Date”, which shall mean the date, if any, that such Inactive Employee accepts employment with Buyer (or its Designee) on or before the tenth business day following the Closing Date (the “Offer Extension Date”); (B) any U.S. Employee who is covered by Seller’s insured short term disability or long term disability policies on the Closing Date (each a “Disabled Employee”) shall continue to be covered by Seller’s applicable disability policies and remain employed by Seller unless he or she returns to active employment within six months following the Closing Date (provided, that the date of such return to active employment is within 360 days following commencement of short term disability or 180 days following the commencement of long term disability, as applicable), at which time such person shall be offered by Buyer (or its Designee) employment on the terms described above in this clause (i) and, if such offer is accepted, treated thereafter by Buyer (or its Designee) as a U.S. Transferred Employee; and (C) any U.S. Employee who is on military leave on the Closing Date (each, a “Military Leave Employee”) shall be offered employment by Buyer (or its Designee) on the terms described above in this clause (i) if such person returns to employment within the time period during which his or her job is protected under the Uniform Services Employment and Reemployment Rights Act of 1994, 38 U.S.C. ss.4312 (“USERA”), if such offer is accepted, treated thereafter by Buyer (or its Designee) as a U.S. Transferred Employee. Promptly following receipt of notice from Seller of the aggregate cost to Seller of employing the Inactive Employees through and including the Offer Extension Date (other than Inactive Employees who become covered by Seller’s insured short term disability or long term disability policies on or before the Offer Extension Date without having returned to active employment), including to the extent applicable salary continuation and bonus accrual, Buyer will pay such amount to Seller in a cash lump sum.

          (ii) At least fifteen business days prior to the delivery to Buyer of the manufacturing Assets located as of Closing at the Seller’s Glens Falls, New York facility (the “Relocation Date”) pursuant to the Transition and Supply Agreement between Seller and Buyer, dated as of the date hereof, Buyer shall, or shall cause one of Buyer’s Designees to, offer employment (and Seller shall permit such offer to be made), to commence on the Relocation Date, to each Glens Falls Employee in substantially the same job and on substantially the same terms (including salary, wages, bonus and commission opportunity and job responsibilities) as such Glens Falls Employee had immediately prior to the Relocation Date, except that such job shall be located in Utica, New York. Notwithstanding the foregoing, the following treatment shall apply to the categories of Glens Falls Employees described below: (A) any Glens Falls Employee who does not come to work on the Relocation Date (other than by reason of vacation, bereavement leave, scheduled personal time off, short term or long term disability that is covered by one of Seller’s insured disability policies or military leave) (a “Glens Falls Inactive Employee”) shall commence employment with Buyer (or its Designee) on the terms described above in this clause (ii), on the “Glens Falls Delayed Employment Date”, which shall mean the date, if any, that such Glens Falls Inactive Employee accepts employment with Buyer (or its Designee) on or before the tenth business day following the Relocation Date (such tenth business day, the “Glens Falls Offer Extension Date”); (B) any Glens Falls Employee who is covered by Seller’s insured short term disability or long term disability policies on the Relocation Date (each a “Glens Falls Disabled Employee”) shall continue to be covered by Seller’s applicable disability policies and remain employed by Seller unless he or she returns to active employment within six months following the Relocation Date (provided, that the date of such return to active employment is within 360 days following commencement of short term disability or 180 days following the commencement of long term disability, as applicable), at which time such person shall be offered by Buyer (or its Designee) employment on the terms described above in this clause (ii) and, if such offer is accepted, treated thereafter by Buyer (or its Designee) as a U.S. Transferred Employee (as defined below); and (C) any Glens Falls Employee who is on military leave on the Relocation Date (each, a “Glens Falls Military Leave Employee”) shall be offered by Buyer (or its Designee) employment on the terms described above in this clause (ii) if such person returns to employment within the time period during which his or her job is protected under USERA and, if such offer is accepted, treated thereafter by Buyer (or its Designee) as a U.S. Transferred Employee. Promptly following receipt of notice from Seller of the aggregate cost to Seller of employing the Glens Falls Inactive Employees through and including the Glens Falls Offer Extension Date (other than Glens Falls Inactive Employees who become covered by Seller’s insured short term disability or long term disability policies on or before the Glens Falls Offer Extension Date without having returned to active employment), including to the extent applicable salary continuation and bonus accrual, Buyer will pay such amount to Seller in a cash lump sum.

          (iii) Those (A) U.S. Employees (excluding Inactive Employees) who on or before the Closing Date (or such later date as applicable for each Disabled Employee and Military Leave Employee) accept employment with Buyer or one of Buyer’s Designees, (B) Glens Falls Employees (excluding Glens Falls Inactive Employees) who on or before the Relocation Date (or such later date as applicable for each Glens Falls Disabled Employee and Glens Falls Military Leave Employee) accept employment with Buyer or one of Buyer’s Designees, (C) Inactive Employees who commence active employment with Buyer (or its Designee) on or before the Offer Extension Date and (D) Glens Falls Inactive Employees who commence active employment with Buyer (or its Designee) on or before the Glens Falls Offer Extension Date shall hereinafter collectively be referred to as “U.S. Transferred Employees”.

          (c) Non-United States Transferred Employee. Commencing on the Closing Date (or in the case of French Employees, the French Closing Date), Buyer shall, or shall cause one of Buyer’s Designees to, employ each French Employee and UK Employee in the same job and on the same terms (including salary, wages, bonus and commission opportunity, job responsibilities and location) as such French Employee and UK Employee had immediately prior to the Closing Date (or in the case of French Employees, the French Closing Date), and each such French Employee and UK Employee shall hereinafter be referred to as a “Non-United States Transferred Employee” and together with the U.S. Transferred Employees, the “Transferred Employees.” The UK Employees’ contracts of employment will be deemed to have transferred to Buyer or the appropriate Buyer Designee pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 1981. The French Employees’ contracts of employment will be deemed to have transferred to Linvatec France S.A.R.L. on the French Closing Date pursuant to Article L 122-12 of the French Labor Code.

          (d) Termination from Seller and its Subsidiaries and Declined Offers. Seller shall cease to employ the Scheduled Employees and the Glens Falls Employees, and the Scheduled Employees and the Glens Falls Employees shall cease to actively participate in the benefit plans, programs and arrangements of Seller and its Subsidiaries commencing on (i) the earlier of the Delayed Employment Date or Offer Extension Date for any Inactive Employee, or the earlier of the Glens Falls Delayed Employment Date or Glens Falls Offer Extension Date for any Glens Falls Inactive Employee (or, if earlier, the date any such Inactive Employee or Glens Falls Inactive Employee otherwise declines Buyer’s or its Designee’s offer of employment), (ii) the first date that a Disabled Employee or a Glens Falls Disabled Employee is no longer covered by any of Seller’s insured disability policies, (iii) the first date that a Military Leave Employee or a Glens Falls Military Leave Employee returns from such military leave or, if earlier, no longer has job protection under USERA, (iv) the Closing Date (or in the case of French Employees, the French Closing Date) for any Scheduled Employee not covered by (i), (ii) or (iii) above, or (iv) on the Relocation Date for any Glens Falls Employee not covered by (i), (ii) or (iii) above; provided, however, that Seller may elect to offer employment to any Glens Falls Employee. With respect to any Glens Falls Employee or Scheduled Employee who declines (expressly or otherwise) Buyer’s or its Designee’s offer of employment (including, without limitation, any Inactive Employee or Glens Falls Inactive Employee who does not commence active employment with Buyer (or its Designee) on or before the Offer Extension Date or the Glens Falls Offer Extension Date, as applicable), Buyer or its Designee shall provide reasonable outplacement services and shall assume and be liable for any and all Liabilities arising out of or in connection with the termination of such Scheduled Employee’s or Glens Falls Employee’s employment; provided, further, that (I) with respect to any Glens Falls Employee (whose employment is terminated by Seller) or (II) in the case of any Scheduled Employee who receives an offer from Buyer or its Designee that fails to comply with the terms of this Section 7.1 and (in addition to any other remedies to which Seller may be entitled), in each case, who declines Buyer’s (or one of its Designee’s) offer of employment and who is eligible immediately prior to the Closing Date or the Relocation Date, as applicable, to participate in the C. R. Bard, Inc. Severance Plan attached as Exhibit B (the “Seller Severance Plan“), such Glens Falls Employee or Scheduled Employee shall be deemed to have a “Covered Termination” (as defined in the Seller Severance Plan) and shall be entitled to receive a severance benefit from Buyer no less than the amount to which such employee would be entitled to receive in respect of a Covered Termination under the terms and conditions of the Seller Severance Plan as in effect on the date of this Agreement (whether or not any such termination would otherwise satisfy the requirements for such a Covered Termination under the Seller Severance Plan, and without regard to the exclusion under the Seller Severance Plan for employees who, in the event of the sale or change in ownership of any part of the Company’s operations, are offered employment with the new owner in any capacity); provided, further, that French Employees and UK Employees shall receive such other severance as required by applicable Law or any applicable agreement in effect on the date hereof.

          7.2. Benefits for Transferred Employees.

          (a) From and after the “Commencement Date”, which shall mean, as applicable, the Closing Date, the French Closing Date, the Relocation Date or such other applicable employment commencement date with respect to Inactive Employees, Glens Falls Inactive Employees, Disabled Employees, Glens Falls Disabled Employees, Military Leave Employees or Glens Falls Military Leave Employees, but limited to the two years immediately following the Closing Date for the U.S. Transferred Employees, Buyer and/or Buyer’s Designees, as applicable, shall provide Transferred Employees with (i) such cash compensation and bonus and commission opportunities that are not less than the cash compensation and bonus and commission opportunities as those to which the Transferred Employees are entitled immediately prior to the Closing Date, the French Closing Date or the Relocation Date, as applicable, and (ii) such employee benefits plans, programs and arrangements that are no less favorable than those Buyer provides to its similarly situated employees as of the date of this Agreement or, with respect to the Non-United States Transferred Employees, if greater, such other benefits as required by applicable Law; provided, however, that from and after the Commencement Date, but limited to the two years immediately following the Closing Date for the U.S. Transferred Employees, each Transferred Employee shall be entitled to no less annual vacation time than that amount to which he or she was entitled under the plans and policies of Seller and its Subsidiaries immediately prior to the Closing, the French Closing Date or the Relocation Date, as applicable; provided, further, that from the Commencement Date through December 31, 2004 (or, in the case of the Glens Falls Employees, through the end of the calendar year during which the Relocation Date occurs, or, in the case of French Employees, within the time limits set by applicable Law or in the case of the UK Employees, within the time limits set forth in their respective employment agreements set forth in Schedule 7.3(b) or set forth by applicable Law), the Transferred Employees shall be permitted to use any unused paid time off earned on and prior to the Commencement Date under the applicable paid time off policy of Seller or any if its Subsidiaries (collectively, the “Seller’s PTO Policy“) and, during such period, Buyer shall maintain for the benefit of each Transferred Employee a paid time off policy that is the same as the applicable Seller’s PTO Policy, and, promptly following the end of such period, subject to applicable law, Buyer shall make a cash payment to each U.S. Transferred Employee in the amount, if any, equal to the remaining paid time off accrued by such U.S. Transferred Employee; provided, further, that from the Commencement Date through December 31, 2005 (or in the case of Non-United States Employees, within the time limits set by applicable Law), contributions or other out-of-pocket amounts required to be paid by the Transferred Employees under health and welfare plans and programs of Buyer or its Designees shall be no greater than those that would be required by Seller’s health and welfare plans and programs as in effect as of the Closing, the French Closing or the Relocation Date, as applicable. In addition to the foregoing, from the Commencement Date through December 31, 2004 (or, in the case of French Employees, within the time limits set by Law, or, in the case of the Glens Falls Employees, through the end of the calendar year during which the Relocation Date occurs, or, in the case of French Employees, within the time limits set by applicable Law or in the case of the UK Employees, within the time limits set forth in their respective employment agreements set forth in Schedule 7.3(b) or set forth by applicable Law) (i) Transferred Employees shall be permitted to use any unused vacation earned on or prior to the Commencement Date and (ii) each Transferred Employee will have job responsibilities and, except with respect to the Glens Falls Employees whose job location shall be in Utica, New York, a job location which are, with respect to the Non-United States Transferred Employees, the same and, with respect to the U.S. Transferred Employees, substantially the same as immediately prior to the Closing Date, the French Closing Date or the Relocation Date, as applicable.

          (b) Solely for purposes of calculating eligibility and vesting service credit under employee pension and welfare benefit plans of Buyer and its Subsidiaries and Affiliates, each Transferred Employee shall be credited with the amount of service for which they received credit prior to the Commencement Date under the Benefit Plans for service with the Business, the Seller and with any Subsidiary or Affiliate thereof (“Transferred Service“); provided, that Transferred Service shall also include benefit accrual with respect to vacation, paid time off, service awards and severance entitlement. Transferred Service shall apply with respect to such other aspects of employment compensation as service and seniority. Accrual of benefits with Buyer and/or its Designees (other than vacation, paid time off, service awards and severance) shall commence as of the Commencement Date.

          7.3. Severance Policy and Other Agreements. (a) Minimum Severance for Certain Transferred Employees. Buyer shall be liable for any and all Liabilities arising on or after the Closing Date, the French Closing Date or the Relocation Date, as applicable that arise out of or in connection with the termination of any Scheduled Employee’s or Glens Falls Employee’s employment. Any Transferred Employee who, immediately prior to the Closing Date, the French Closing Date or the Relocation Date, as applicable, was covered by the Seller Severance Plan or a severance plan of any of its Subsidiaries and whose employment with Buyer (or Buyer’s Designee) is terminated by Buyer or any Subsidiary or Affiliate of Buyer for other than cause (as such term is defined in the Seller Severance Plan or the applicable severance plan of any of Seller’s Subsidiaries) on or during the twelve months immediately following the Closing Date, the French Closing Date or the Relocation Date, as applicable, shall be deemed to have a “Covered Termination” (as defined in the Seller Severance Plan or the applicable severance plan of any of Seller’s Subsidiaries) and shall be entitled to receive a severance benefit from Buyer no less than the amount to which such employee would be entitled to receive in respect of a Covered Termination under the terms and conditions of the Seller Severance Plan or the applicable severance plan of any of Seller’s Subsidiaries as in effect on the date of this Agreement in lieu of any other severance or similar benefit (whether or not any such termination would otherwise satisfy the requirements for such a Covered Termination under the Seller Severance Plan or the applicable severance plan of any of Seller’s Subsidiaries, and without regard to the exclusion under the Seller Severance Plan or the applicable severance plan of any of Seller’s Subsidiaries for employees who, in the event of the sale or change in ownership of any part of the Company’s operations, are offered employment with the new owner in any capacity); provided, however, that Non-United States Transferred Employees shall receive such other severance as required by applicable Law or any agreement in effect on the date hereof including without limitation, with respect to the French Employees who became Transferred Employees, pursuant to Article L. 122-12 of the French Labor Code. Buyer or its Designee shall also provide reasonable outplacement services to each such terminated Transferred Employee described in this Section 7.3(a). Any severance paid to any Transferred Employee pursuant to this Section 7.3(a) shall be in lieu of any severance payment to which such Transferred Employee may otherwise claim under Buyer or its Designee’s severance policy.

          (b) Severance/Employment Agreements of Transferred Employees. Buyer shall assume and honor or cause its Designee to assume and honor all severance agreements and employment agreements with individual Transferred Employees that are (i) listed on Schedule 7.3(b) and in effect on the date of this Agreement or (ii) entered into after the date hereof and in accordance with this Agreement.

          7.4. 2004 Bonus. With respect to the Transferred Employees, Seller will cause bonuses under any applicable bonus plan of Seller or any of its Subsidiaries, as in effect on the date hereof (the “Bonus Plans”), to be accrued on the Final Statement of Assets and Liabilities in an amount equal to the pro rata portion of the bonuses (based on the portion of the 2004 fiscal year completed prior to the Closing Date) to which such Transferred Employees would have been entitled for the 2004 fiscal year based on actual performance measured through the Closing Date and annualized in respect of such fiscal year (such bonus for the full 2004 fiscal year based on annualized actual performance, the “Full Bonus”). On December 31, 2004, Buyer shall pay a bonus to each Transferred Employee employed on such date that is not less than such Transferred Employee’s Full Bonus under the Bonus Plans; provided, however, that if a Transferred Employee’s employment is terminated by Buyer or any of its Affiliates prior to payment of such Full Bonus, the Buyer shall pay to the Transferred Employee, promptly after such termination of employment, an amount no less than the pro rata portion of the Full Bonus based on the portion of the 2004 fiscal year completed on and prior to the date of such termination of employment.

          7.5. Credit for Deductibles. With respect to any Transferred Employee who is covered by or participates in any insurance or other applicable pension or welfare benefit plan or program of Seller or any of its Subsidiaries, Buyer will, or will cause one of its Designees to, on and following the Commencement Date, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to Transferred Employees under any pension or welfare plan that such employees may be eligible to participate in on or after the Commencement Date and (ii) provide each Transferred Employee with credit for any co-payments and deductibles paid on or prior to the Commencement Date in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in on or after the Commencement Date.

          7.6. Seller and Subsidiary Plans. (a) Defined Contribution Plans. As of the Closing Date, Seller shall cause the active participation by Transferred Employees in the C. R. Bard, Inc. Employees’ Savings Trust 401(k) Plan (the “Seller’s Savings Plan”) to cease and for the account balance of each Transferred Employee participating in such plan to become vested and non-forfeitable as of the Closing Date. The Seller’s Savings Plan shall be amended to provide that (A) there shall be no contributions thereto with respect to the Transferred Employees for periods after the Closing Date and (B) all Transferred Employee account balances shall be fully vested and non-forfeitable. With respect to any Benefit Plan in any jurisdiction other than the United States that is a defined contribution-type plan from which assets are to be transferred to the Buyer, the principles established in this Section 7.6(a) shall be followed, subject to applicable Law.

          (b) Defined Benefit Plan. As of the Closing Date, Transferred Employees shall cease to accrue service credit or benefits under the Employees’ Retirement Plan of C. R. Bard, Inc. (the “Seller’s Defined Benefit Plan”) and Seller shall cause each participating Transferred Employee to become vested in that person’s accrued benefit under the Seller’s Defined Benefit Plan. Transferred Employees’ rights to benefits under the Seller’s Defined Benefit Plan shall be determined in accordance with the terms of such Defined Benefit Plan and no assets or Liabilities will be transferred therefrom. Seller shall retain all Liabilities with respect to Seller’s Defined Benefit Plan.

          7.7. Employee Notification Requirements. (a) WARN or Analogous Laws. Neither Buyer nor its Designees shall, without Seller’s consent, with respect to the Business (i) within 90 days following the Closing Date (or, in the case of French Employees, the French Closing Date) effect any “plant closing” or “mass layoff”, as such terms are defined in the Worker Adjustment and Retaining Notification Act of 1988 (“WARN”), or any partial closing to the extent a partial closing would result in Liability under WARN or (ii) effect any dismissals or “collective dismissals” or other analogous program of employment terminations to the extent such actions would implicate foreign Laws analogous to WARN, (including, without limitation, any regulations, statutes, rules or orders implementing such directives or acts (collectively, the “Directives”)). Seller shall advise Buyer at or prior to Closing of all involuntary employment losses which occurred within the Business within the ninety (90) days prior to the Closing Date, and whether or not notice in compliance with WARN was given in respect of each such involuntary employment loss. Seller has not been made aware of any plans on the part of the Buyer or its Designees to carry out within 90 days of the Closing a plant closing or mass layoff within the meaning of WARN with respect to the Business. Buyer and its Designees shall take such action as is necessary to insure that any involuntary employment terminations relating to the Business that may be effected on or after the Closing (or, in the case of French Employees, the French Closing), whether in connection with the transactions contemplated by this Agreement or otherwise, comply with the labor Laws and agreements covering Non-United States Employees, including without limitation, the Directives. Seller shall take such action as is necessary to insure that any involuntary employment terminations relating to the Business that may be effected on or before the Closing, whether in connection with the transactions contemplated by this Agreement or otherwise, to comply with the labor Laws and agreements covering Non-United States Employees, including without limitation, the Directives.

          (b) WARN and Other Notifications. The Buyer is and shall be responsible for either giving or procuring that notice is given as may be required to any Transferred Employees or Governmental Authorities required under WARN or any analogous state, local or foreign Law in connection with or as result of the transactions contemplated by this Agreement or any employment losses which occur in the Business on or after the Closing Date (or, in the case of French Employees, the French Closing Date). Buyer and its Designees agree to cooperate with Seller whether by the provision of information or otherwise so as to enable Seller to comply, and Seller shall, to the extent it is an obligations of Seller, comply with any notification and consultation requirements arising from the sale of the Business as may be required by labor Laws, Directives and agreements governing Non-United States Employees of the Seller and/or its Subsidiaries (including, without limitation, any notification to and consultation obligations with the European Communications Network).

          (c) Terminations in Compliance with Foreign Laws. To the extent that any Liabilities or obligations arise in respect of such Non-United States Employees by virtue of a failure to comply with applicable Law or Directives or otherwise related to the employment or termination of employment of such Non-United States Employees after the Closing Date (or, in the case of French Employees, the French Closing Date), Buyer shall be responsible for such Liabilities and obligations. To the extent that any liabilities or obligations arise in respect of such Non-United States Employees by virtue of a failure to comply with applicable Law or Directives or otherwise related to the employment of such Non-United States Employees on or before the Closing Date (or, in the case of French Employees, the French Closing Date), save where any such failure relates to or arises from any act or omission of Buyer or its Designees (in which case Buyer shall be responsible), Seller shall be responsible for such liabilities and obligations.

          7.8. No Third Party Beneficiaries. Nothing contained in this Article VII shall confer upon any of the current or former employees of Seller, Buyer or any of their Subsidiaries, any rights or remedies of any kind whatsoever under or by reason of this Agreement (including, without limitation, any right to employment or continued employment for a specific period, or any right to a particular benefit).

ARTICLE VIII

INDEMNIFICATION

          8.1. Indemnification. (a) Buyer’s Indemnification Obligations. On and after the Closing Date, Buyer hereby agrees to indemnify, defend and hold harmless Seller and each of its directors, officers, employees and Subsidiaries (collectively, the “Seller Indemnified Parties”) from and against, and will pay to the Seller Indemnified Parties the amount of, any and all claims, losses, damages, costs and reasonable attorney’s fees and expenses (collectively, “Damages”) imposed on, sustained, incurred or suffered by or asserted against them in respect of, but only in respect of:

          (i) any breach of Buyer’s representations and warranties in this Agreement; provided, that subject to Section 8.5 hereof, any indemnification claim under this Section 8.1(a)(i) must be made within the period of survivability set forth in Section 3.3;

(ii) Buyer’s failure, or the failure of any Designee or Subsidiary of Buyer, to perform or otherwise fulfill any of its agreements, covenants, obligations or undertakings hereunder;

(iii) the Assumed Liabilities;

          (iv) all Liabilities arising out of the operation or ownership of the Business by the Buyer, including, but not limited to, any claim relating to any Legal Proceeding or any property damage, personal injury, death, product recall, product return or other similar Liability arising out of products that are manufactured or distributed by Buyer or any of its Subsidiaries or other Affiliates subsequent to the Closing Date (other than to the extent arising out of or resulting from the manufacture, shipment, storage, handling or labeling (or any acts or omissions in respect thereof) of such products by Seller, any of its Subsidiaries, any of its Affiliates or any of their direct or indirect distributors or agents prior to the Closing Date), whether in respect of any express or implied representation or warranty or otherwise; and

(v) all Liabilities arising out of any acts or omissions of Buyer or its Subsidiaries in connection with its or their performance under Contracts as contemplated by Section 4.4(c)(i).

          (b) Seller’s Indemnification Obligations. On and after the Closing Date, Seller hereby agrees to indemnify, defend and hold harmless Buyer and each of its, directors, officers, employees and Subsidiaries (collectively, the “Buyer Indemnified Parties”), from and against, and will pay to the Buyer Indemnified Parties the amount of, any and all Damages imposed on, sustained, incurred or suffered by or asserted against them in respect of, but only in respect of:

          (i) any breach of Seller’s representations and warranties in this Agreement; provided, that subject to Section 8.5, any indemnification claim under this Section 8.1(b)(i) must be made within the period of survivability set forth in Section 3.3;

(ii) Seller’s failure to perform or otherwise fulfill any of its agreements, covenants, obligations or undertakings hereunder;

(iii) the Excluded Liabilities;

          (iv) any claim relating to any property damage, personal injury, death, product recall, product return or other similar Liability arising out of products manufactured or distributed prior to the Closing Date (other than to the extent arising out of or resulting from the shipment, storage, handling or labeling (or any acts or omissions in respect thereof) of such products by Buyer, any of its Affiliates or any of their direct or indirect distributors or agents after the Closing Date), whether in respect of any express or implied representation or warranty or otherwise;

(v) any claims arising out of or relating to Environmental Laws with respect to the operation of the Business by Seller or its Subsidiaries and their predecessors-in-interest prior to the Closing; and

(vi) any liability with respect to an employee of the Business who is not a Scheduled Employee arising under non-U.S. Law as a consequence of the transactions contemplated hereby.

          8.2. Procedure. If any of the persons to be indemnified under this Article VIII has suffered or incurred any Damages with respect to which indemnification is to be sought hereunder, the indemnified party shall so notify the party from whom indemnification is sought promptly in writing describing such Damages, the amount or estimated amount thereof, if known or reasonably capable of estimation, and the method of computation of such Damages. If a claim or demand by a third party is made against an indemnified party or any action at Law or suit in equity is instituted against an indemnified party by a third party (each claim, demand, action or suit by a third party, a “Third Party Claim”), and if an indemnified party intends to seek indemnity with respect thereto under this Article VIII, such indemnified party shall notify the indemnifying party in writing of such Third Party Claim within ten (10) business days of receipt of such Third Party Claim, setting forth such Third Party Claim in reasonable detail and tender to the indemnifying party the defense of such Third Party Claim; provided, that failure to give such notification shall not affect the indemnification provided hereunder, except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure. The indemnifying party shall have the right but not the obligation to undertake the conduct and control, through counsel of its own choosing and at its own expense, of the settlement or defense of any Third Party Claim, and the indemnified party shall cooperate with the indemnifying party in connection therewith; provided, that if the indemnifying party elects to undertake the conduct and control of such settlement or defense, then the indemnified party may participate in such settlement or defense through counsel chosen by such indemnified party and acceptable to the indemnifying party, provided, that the fees and expenses of such counsel shall be borne by such indemnified party. So long as the indemnifying party is reasonably contesting any such claim in good faith, the indemnified party shall not pay or settle any such Third Party Claim. Notwithstanding the foregoing, the indemnified party shall have the right to pay or settle any such Third Party Claim; provided, that in such event it shall waive any right to indemnity therefor by the indemnifying party. The indemnifying party shall not, except with the consent of the indemnified party, enter into any settlement or consent to entry of any judgment unless: (i) such settlement or judgment includes as an unconditional term thereof the giving by the person or persons asserting such claim to all indemnified parties (i.e., Seller Indemnified Party or Buyer Indemnified Party, as the case may be) an unconditional release from all Liability with respect to such claim and (ii) the relief provided in connection with such settlement or judgment effected by the indemnifying party is satisfied entirely by the indemnifying party. The indemnified party shall cooperate in the defense of all such claims.

          8.3. Limitations on Indemnification.

          (a) Indemnification Threshold. Seller shall be required to indemnify, defend and hold harmless the Buyer Indemnified Parties under Section 8.1(b)(i) with respect to Damages incurred by such indemnified party in accordance with Section 8.1(b)(i) only to the extent that the aggregate amount of all such Damages of the Buyer Indemnified Parties exceeds $1,500,000 (the “Deductible”), in which event only the amount in excess of $1,500,000 shall be indemnified; provided, that the Deductible shall not apply to Damages resulting from any breach of the representation set forth in the first sentence of Section 3.1(p); provided, further, that any such Damages shall not be taken into account for purposes of determining whether the Deductible has been met in respect of any other breach of a representation or warranty.

          (b) Limitation on Liability. In no event shall the aggregate Liability of Seller under this Article VIII exceed 40% of the Purchase Price, as such price may be adjusted in accordance with the terms hereof.

          (c) Certain Damages not Indemnifiable. In no event shall Seller or Buyer, as the case may be, be liable to Buyer Indemnified Parties or Seller Indemnified Parties, respectively, for (i) loss of profits which are not (A) reasonably foreseeable and (B) directly attributable to the act, omission or circumstance giving rise to the applicable claim for indemnification, (ii) damage to reputation or (iii) special, indirect, incidental or consequential damages.

          (d) Indemnity Payments Reduced by Insurance Proceeds and Tax Benefits.

          (i) Any indemnity payment payable pursuant to this Agreement shall be decreased to the extent of any insurance proceeds received by the Buyer Indemnified Party or the Seller Indemnified Party, as the case may be, in respect of the Damages giving rise to such indemnity payment. In the event Buyer Indemnified Parties or Seller Indemnified Parties seek indemnification for Damages pursuant to this Article VIII, the party seeking indemnification shall use its reasonable best efforts to recover in respect of the applicable Damages under all applicable third-party insurance policies held by such party. The party seeking indemnification shall not, except with the consent of the indemnifying party (which consent shall not be unreasonably withheld), enter into any settlement with any insurance provider with respect to any such claims. In the event the party seeking indemnification receives insurance proceeds for claims with respect to Damages for which the indemnifying party has previously indemnified the indemnified party, the party securing indemnification will promptly pay such proceeds to the indemnifying party up to the amount previously paid by the indemnifying party as indemnification with respect to such Damages.

          (ii) Notwithstanding anything to the contrary in this Article VIII, any indemnity payment otherwise due and payable under this Agreement shall be decreased (but not below zero) to the extent of any actual reduction in Taxes payable by the indemnified party or any of its Subsidiaries as a result of its receipt of any such indemnity payment or as a result of or in connection with the loss giving rise to the claim for indemnification, determined at an assumed marginal tax rate equal to the highest marginal tax rate then in effect for corporate taxpayers in the relevant jurisdiction.

          (e) Mitigation. Buyer and Seller shall cooperate with each other with respect to resolving any claim or Liability with respect to which one party is obligated to indemnify the other party hereunder, including by using its reasonable best efforts to mitigate or resolve any such claim or Liability. In the event that Buyer or Seller shall fail to so cooperate and make such efforts to mitigate or resolve any such claim or Liability, then notwithstanding anything else to the contrary contained herein, the other party shall not be required to indemnify any person for any Damages that could reasonably be expected to have been avoided if Buyer or Seller, as the case may be, had made such efforts.

          (f) Subrogation. The indemnifying party shall be subrogated to any right of action which the indemnified party may have against any other person with respect to any matters giving rise to a claim for indemnification hereunder.

          (g) Final Statement of Assets and Liabilities. Buyer shall not be entitled to indemnification under this Article VIII with respect to any Liability that is reflected as a Liability on the Final Statement of Assets and Liabilities and taken into account in determination of the adjustment to the Purchase Price under Section 1.3.

          8.4. Exclusive Remedy. Each of Seller and Buyer acknowledges and agrees that, from and after the Closing (except as provided in Section 9.9 hereof), its sole and exclusive remedy with respect to any and all claims against the other party relating to the subject matter of this Agreement (other than the Ancillary Agreements) shall be pursuant to the indemnification provisions set forth in this Article VIII or as otherwise provided hereunder; provided, however, that there shall be no limitation on the right to obtain injunctive or other equitable relief under appropriate circumstances. In furtherance of the foregoing, each of Seller and Buyer hereby waives and shall cause their respective Subsidiaries to waive, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from fraud) it may have against the other party relating to the subject matter of this Agreement arising under or based upon any Law or otherwise; provided, however, that there shall be no limitation on the right to obtain injunctive or other equitable relief under appropriate circumstances.

          8.5. Time Period.

          (a) Except for claims related to Taxes, if, at any time prior to the expiration date of the representations and warranties pursuant to Section 3.3 (the “Expiration Date”), any Seller Indemnified Party (acting in good faith) delivers to Buyer a written notice asserting a claim for recovery under Section 8.1(a)(i) (and setting forth in reasonable detail the basis for such Seller Indemnified Party’s claim), then the claim asserted in such notice shall survive the Expiration Date until such time as such claim is fully and finally resolved. Except for claims related to Taxes, if, at any time prior to the applicable Expiration Date, any Buyer Indemnified Party (acting in good faith) delivers to Seller a written notice asserting a claim for recovery under Section 8.1(b)(i) (and setting forth in reasonable detail the basis for such Buyer Indemnified Party’s claim), then the claim asserted in such notice shall survive the Expiration Date until such time as such claim is fully and finally resolved.

          (b) Subject to Section 3.3, any claim for indemnity related to Taxes by Buyer or Seller may be made at any time prior to the expiration of the applicable Tax statute of limitations with respect to the relevant taxable period (including all periods of extension).

          8.6. Adjustments to Purchase Price. Amounts paid pursuant to this Article VIII shall be considered adjustments to the Purchase Price (including for tax purposes, unless otherwise required by applicable Law).

ARTICLE IX

MISCELLANEOUS

          9.1. Termination and Abandonment.

          (a) General. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(i) by mutual written consent of Buyer and Seller;

(ii) by Seller if any of the applicable conditions set forth in Section 5.1 or 5.3 shall have become incapable of fulfillment, and shall not have been waived by Seller;

(iii) by Buyer if any of the applicable conditions set forth in Section 5.1 or 5.2 shall have become incapable of fulfillment, and shall not have been waived by Buyer;

          (iv) by Buyer on or after the 181st day after the date hereof if, through no failure of Buyer to satisfy any of its obligations under this Agreement, the Closing shall not have occurred; provided, that if the Closing shall not have occurred solely as a result of any condition set forth in Section 5.1(b) not having been satisfied, Seller may, upon notice to Buyer on or prior to such 181st day, extend the date upon or after which Buyer may terminate this Agreement under this Section 9.1(a)(iv) to the 271st day after the date hereof; or

          (v) by Seller on or after the 181st day after the date hereof if, through no failure of Seller to satisfy any of its obligations under this Agreement, the Closing shall not have occurred; provided, that if the Closing shall not have occurred solely as a result of any condition set forth in Section 5.1(b) not having been satisfied, Buyer may, upon notice to Seller on or prior to such 181st day, extend the date upon or after which Seller may terminate this Agreement under this Section 9.1(a)(v) to the 271st day after the date hereof.

          (b) Procedure Upon Termination. In the event of the termination and abandonment of this Agreement, written notice thereof shall promptly be given to the other party hereto and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any of the parties hereto.

          (c) Survival of Certain Provisions. In the event this Agreement is terminated in accordance with Section 9.1(a), no party shall have any Liability hereunder to the other party hereto or their respective directors, officers, employees, Subsidiaries or other Affiliates or representatives except for the obligations of the parties with respect to (A) termination and its effects in this Section 9.1, (B) expenses in Sections 4.3 and 9.2, (C) notices in Section 9.3, (D) public disclosure in Section 9.8 and (G) governing law and submission to jurisdiction in Sections 9.13 and 9.14; provided, that nothing herein will relieve any party from liability for any breach of any covenant set forth in this Agreement prior to such termination. Except as specifically provided otherwise in this Agreement, the provisions of this Agreement shall survive the Closing.

          9.2. Fees and Expenses. Subject to Section 4.3, whether or not the transactions contemplated hereby are consummated, except as provided herein each of the parties hereto shall pay its own fees and expenses incident to the negotiation, preparation and execution of this Agreement, including, without limitation, attorneys’, accountants’, brokers’ and other advisors’ fees.

          9.3. Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or by overnight courier with delivery charges prepaid, or sent by facsimile, as follows:

          (a) if to Seller, to it at:

C. R. Bard, Inc. 730 Central Avenue Murray Hill, New Jersey 07974 Attention: General Counsel Fax No.: (908) 277-8025

with a copy to:

Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 Attention: Alan D. Schnitzer, Esq. Fax No.: (212) 455-2502

          (b) if to Buyer, to it at:

ConMed Corporation Attention: President 525 French Road Utica, New York 13502 Fax No.: (315) 732-5267

with a copy to:

ConMed Corporation Attention: General Counsel 525 French Road Utica, New York 13502 Fax No.: (315) 793-8929

or to such other person or address as either party shall specify by notice in writing to the other party. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery.

          9.4. Entire Agreement. This Agreement, the Supply Side Letter between the parties hereto dated the date hereof (the “Supply Side Letter”) and the Ancillary Agreements (including the Exhibits and Schedules hereto and thereto) constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written (other than the Confidentiality Agreement, dated April 18, 2004, between UBS Securities LLC, as agent for Seller, and Buyer). In furtherance of the foregoing, other than the rights explicitly licensed in Sections 4.8, 4.9 and 4.10, no right, license or other interest in or to any other patent(s), intellectual property, know-how, technology or trade secrets, whether expressly or by estoppel, implication, exhaustion, other doctrine of law, equity or otherwise, is granted by this Agreement. All rights not expressly granted in Sections 4.8, 4.9 or 4.10 with respect to the subject matter thereof are reserved by the owner thereof. Buyer further acknowledges and agrees that, other than the representations and warranties of Seller specifically contained in this Agreement, the Supply Side Letter and the Ancillary Agreements, there are no representations or warranties of Seller or any other person affiliated with Seller either expressed or implied with respect to the Business, the Assets or the Assumed Liabilities. To the extent there are any inconsistencies between the terms of this Agreement and the Partial Asset Sale Agreement, the terms of this Agreement shall prevail.

          9.5. Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns. Except as expressly provided in Articles VI and VIII with respect to indemnification, nothing in this Agreement, express or implied, is intended to confer on any person, other than the parties hereto or their respective permitted successors and assigns, any rights, remedies, obligations or Liabilities under or by reason of this Agreement.

          9.6. Assignability. This Agreement shall not be assigned by operation of Law or otherwise by either of the parties hereto without the prior written consent of the other party; provided, however, that Seller and Buyer may transfer the license granted to it pursuant to Section 4.8, 4.9 or 4.10, as applicable, in accordance with the terms thereof. Buyer shall have the right to assign any or all of its rights to acquire the Assets and to delegate any or all of its obligations to assume the Assumed Liabilities to one or more of its respective direct or indirect wholly-owned Subsidiaries (each a “Designee”); provided, however, that Buyer hereby guarantees to Seller the performance of the Designees, including under any Ancillary Agreement.

          9.7. Amendment and Modification; Waiver. Except as provided in Sections 9.15 and 9.16 and subject to applicable Law, this Agreement and any Exhibit or Schedule attached hereto may be amended, modified and supplemented by a written instrument expressly identified as an amendment hereto authorized and executed on behalf of Buyer and Seller with respect to any of the terms contained herein. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach. No failure on the part of either party hereto to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof. Except as set forth in Section 8.4 hereof, the remedies herein are cumulative and not exclusive of any remedies provided by Law.

          9.8. Public Announcements. Unless otherwise required by Law, regulation or legal or judicial process or the rules of any stock exchange, prior to the Closing Date, no news release or other public announcement pertaining to the transactions contemplated by this Agreement will be made by or on behalf of either party without the prior approval of the other party, which approval shall not be unreasonably withheld. If in the judgment of either party, upon advice of its counsel, such a news release or public announcement is required by Law, regulation or legal or judicial process or the rules of any stock exchange, the party intending to make such release or announcement shall provide prior notice to the other party of the contents of such release or announcement and shall consult with the other party with respect thereto.

          9.9. Specific Performance. Buyer and Seller each acknowledge that, in view of the uniqueness of the transactions contemplated by this Agreement, the other party might not have an adequate remedy at Law for money damages if this Agreement has not been performed in accordance with its terms. Each party therefore agrees that the other party shall be entitled to such specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at Law or in equity.

          9.10. Bulk Sales Law. The parties hereto each agree to waive compliance by the other with the provisions of the Bulk Sales Law of any jurisdiction, except France.

          9.11. Section Headings. The section headings contained in this Agreement are inserted for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

          9.12. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

          9.13. Applicable Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the Laws of the State of New York.

          9.14. Submission to Jurisdiction. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of New York located in the County of New York or the United States District Court for the Southern District of New York and the appellate courts having jurisdiction of appeals in such courts for any actions, suits or proceedings arising out of or relating to any Transaction Agreement or the transactions contemplated hereby or thereby (and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by U.S. registered mail shall be effective service of process for any action, suit or proceeding brought against the parties in any such court. The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of any Transaction Agreement or the transactions contemplated hereby or thereby, in such New York State court or, to the extent permitted by Law, in such federal court, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. The parties hereby irrevocably and unconditionally waive all right to trial by jury in any action, suit or proceeding (whether based on contract, tort or otherwise) arising out of any Transaction Agreement or the transactions contemplated hereby or thereby.

          9.15. Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent and only for the duration of such prohibition or enforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction. If any such provision shall be adjudged by any court or authority of competent jurisdiction to be prohibited or unenforceable but would be valid and enforceable if part of the wording thereof were to be deleted and/or the period thereof were to be reduced and/or the area thereby were to be reduced, such provision shall apply within the jurisdiction of such court or authority with such modifications as are necessary to make it valid and enforceable.

          9.16. Schedules. Any fact or item which is clearly disclosed on any schedule to this Agreement in such a way as to make its relevance to a representation or representations made elsewhere in this Agreement or to the information called for by another schedule or other schedules to this Agreement readily apparent shall be deemed to be an exception to such representation or representations or to be disclosed on such other schedule or schedules, as the case may be, notwithstanding the omission of a reference or cross-reference thereto. Any fact or item disclosed on any Schedule hereto shall not by reason only of such inclusion be deemed to be material and shall not be employed as a point of reference in determining any standard of materiality under this Agreement. If (i) Seller delivers to Buyer an amendment or supplement to any Schedule hereto prior to the Closing Date and (ii) Seller confirms to Buyer that the information set forth in such amendment or supplement is such that the condition set forth in Section 5.2(a) would not be satisfied in the absence of such amendment or supplement, then Buyer, notwithstanding any other provision, will not be obligated to consummate the transactions contemplated by this Agreement, provided, however that if the Closing takes place, such amendment or supplement will be given effect for the purpose of determining the provision regarding accuracy of Seller’s representations and warranties in Section 5.2(a), Seller’s liability to Buyer under Section 8.1(b)(i) and this Section.

          9.17. Certain Defined Terms.

          For purposes of this Agreement, the following terms have the following meanings when used, in addition to the terms defined elsewhere herein:

          (i) “Affiliate” of a person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the first mentioned person;

(ii) “Ancillary Agreements” means, collectively, the Transition and Supply Agreement, the Partial Asset Sale Agreement, the Sublease Agreement and the License and Supply Agreements;

(iii) “Antitrust Division” shall have the meaning set forth in Section 4.3;

(iv) “Antitrust Improvements Act” shall have the meaning set forth in Section 4.3;

(v) “Assets” shall have the meaning set forth in Section 1.1(a);

(vi) “Assumed Liabilities” shall have the meaning set forth in Section 1.1(c);

(vii) “Auditor” shall have the meaning set forth in Section 1.3(c);

(viii) “Benefit Plans” shall have the meaning set forth in Section 3.1(n)(i);

(ix) “Bonus Plans” shall have the meaning set forth in Section 7.4;

(x) “Business” shall have the meaning set forth in the Preamble;

(xi) “Buyer” shall have the meaning set forth in the Preamble;

(xii) “Buyer Indemnified Parties” shall have the meaning set forth in Section 8.1(b);

(xiii) “Buyer’s Objection” shall have the meaning set forth in Section 1.3(b);

(xiv) “Closing” shall have the meaning set forth in Section 2.1;

(xv) “Closing Date” shall have the meaning set forth in Section 2.1;

(xvi) “Code” shall have the meaning set forth in Section 3.1(n)(iii);

(xvii) “Commencement Date” shall have the meaning set forth in Section 7.2(a);

(xviii) “Competitive Activities” shall have the meaning set forth in Section 4.5;

(xix) “Competitive Development Activities” shall have the meaning set forth in Section 4.5;

(xx) “Competitive Sales Activities” shall have the meaning set forth in Section 4.5;

(xxi) “Contract” means any contract, agreement, license, purchase order or purchase commitment;

(xxii) “Damages” shall have the meaning set forth in Section 8.1(a);

(xxiii) “Deductible” shall have the meaning set forth in Section 8.3(a);

(xxiv) “Delayed Employment Date” shall have the meaning set forth in Section 7.1(b)(i);

(xxv) “Designee” shall have the meaning set forth in Section 9.6;

(xxvi) “Directives” shall have the meaning set forth in Section 7.7(a)(ii);

(xxvii) “Disabled Employee” shall have the meaning set forth in Section 7.1(b)(i);

          (xxviii) “Endoscopic Gastrointestinal Products” means the following devices, including such devices currently in development, delivered in conjunction with a flexible endoscope for the diagnosis or treatment of gastrointestinal disease: (1) biliary guidewires, (2) stone removal balloons, (3) biopsy forceps, (4) ERCP cannulas, (5) biliary balloon dilators, (6) plastic biliary stents, (7) esophageal and pyloric/colonic dilitation balloons (including the related balloon inflation devices), (8) reusable polyvinyl dilators, (9) ligation devices, (10) sclerotherapy injection needles, (11) bipolar probes, (12) biliary papillotomes, (13) polypectomy snares, (14) endoscope cleaning brushes, (15) disposable bite blocks, (16) cytology brushes and (17) biopsy channel accessory introducers;

(xxix) “ERISA” shall have the meaning set forth in Section 3.1(n)(i);

(xxx) “Environmental Law” shall have the meaning set forth in Section 3.1(q);

(xxxi) “Excluded Assets” shall have the meaning set forth in Section 1.1(b);

(xxxii) “Excluded Liabilities” shall have the meaning set forth in Section 1.1(d);

(xxxiii) “Expiration Date” shall have the meaning set forth in Section 8.5(a);

(xxxiv) “Eye-wire Field of Use” shall have the meaning set forth in Section 4.9;

(xxxv) “FDA” means the U.S. Food and Drug Administration;

(xxxvi) “Final Statement of Assets and Liabilities” shall have the meaning set forth in Section 1.3(d);

(xxxvii) “French Assets” shall have the meaning set forth in Section 1.2(b);

(xxxviii) “French Business” shall have the meaning set forth in Section 1.2(b);

(xxxix) “French Closing” shall have the meaning set forth in Section 2.1;

(xl) “French Closing Date” means the actual date of the French Closing;

(xli) “French Employees” shall have the meaning set forth in Section 7.1(a);

(xlii) “French Purchase Price” shall have the meaning set forth in Section 1.2(b);

(xliii) “FTC” shall have the meaning set forth in Section 4.3;

(xliv) “Full Bonus” shall have the meaning set forth in Section 7.4;

(xlv) “GAAP” means U.S. generally accepted accounting principles;

(xlvi) “Glens Falls Delayed Employment Date” shall have the meaning set forth in Section 7.1(b)(ii);

(xlvii) “Glens Falls Disabled Employee” shall have the meaning set forth in Section 7.1(b)(ii);

(xlviii) “Glens Falls Employees” shall have the meaning set forth in Section 7.1(a);

(xlix) “Glens Falls Inactive Employee” shall have the meaning set forth in Section 7.1(b)(ii);

(l) “Glens Falls Military Leave Employee” shall have the meaning set forth in Section 7.1(b)(ii);

(li) “Glens Falls Offer Extension Date” shall have the meaning set forth in Section 7.1(b)(ii);

          (lii) “Governmental Authority” means any federal, state, provincial, local, county or municipal government, governmental, regulatory or administrative agency, department, court, commission, board, bureau or other authority or instrumentality, domestic or foreign;

(liii) “Hazardous Substance” shall have the meaning set forth in Section 3.1(q);

(liv) “Inactive Employee” shall have the meaning set forth in Section 7.1(b)(i);

(lv) “Initial Statement of Assets and Liabilities” shall have the meaning set forth in Section 1.3(a);

          (lvi) “Intellectual Property” means U.S. and foreign intellectual property rights, including without limitation patents, inventions, technology, know-how, copyrights and copyrightable works, trademarks, service marks, trade names, domain names, logos, trade dress and trade secrets;

          (lvii) “Knowledge” with respect to Seller and its Subsidiaries means the actual knowledge of Mark Downey, Mark Lederer, Patrick McGloin and the Chief Financial Officer, General Counsel or any attorney within the Seller’s law department, Vice President of Global Operations and Vice President of Regulatory Sciences of the Seller, and the term “Knowledge” with respect to Buyer shall mean the actual knowledge of the President, Chief Financial Officer, Senior Vice President and General Counsel of the Buyer;

(lviii) “Law” shall have the meaning set forth in Section 3.1(c);

(lix) “Legal Proceeding” shall have the meaning set forth in Section 3.1(i);

          (lx) “Liabilities” means any and all debts, liabilities and obligations of any nature, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable and whether or not required to be disclosed on a balance sheet prepared in accordance with GAAP;

(lxi) “License and Supply Agreements” means the License and Supply Agreements in the form of Exhibits C and D and the Supply Agreement in the form of Exhibit E;

(lxii) “Licensed Field of Use” shall have the meaning set forth in Section 4.10;

(lxiii) “Licensed Products” shall have the meaning set forth in Section 4.10;

(lxiv) “Liens” shall have the meaning set forth in Section 3.1(g);

          (lxv) “Material Adverse Effect” means an effect that is materially adverse to the business, assets or results of operations of the Business taken as a whole (after taking into account any insurance recoveries available in respect thereof); provided, however, that any such effect attributable to or resulting from (i) any prospective changes in general economic conditions not affecting the United States; national conditions and any applicable governmental regimes (including general political instability and changes in political climate); (ii) the execution of this Agreement, the announcement or public disclosure thereof, the transactions contemplated hereby and the identity or involvement by Buyer, (iii) personnel changes resulting from the transactions contemplated hereby or (iv) any action or omission required to be taken or omitted to be taken by the Seller or any of its Subsidiaries pursuant to this Agreement or which is otherwise taken or omitted to be taken with the prior written consent of Buyer shall, in each case, be deemed not to constitute or give rise to a “Material Adverse Effect”;

(lxvi) “Material Contract” shall have the meaning set forth in Section 3.1(h);

(lxvii) “Material Permits” shall have the meaning set forth in Section 3.1(j);

(lxviii) “Military Leave Employee” shall have the meaning set forth in Section 7.1(b)(i);

(lxix) “Non-United States Employees” means, collectively, the French Employees and the UK Employees;

(lxx) “Non-United States Transferred Employees” shall have the meaning set forth in Section 7.1(c);

(lxxi) “Offer Extension Date” shall have the meaning set forth in Section 7.1(b)(i);

(lxxii) “Offered Assets” shall have the meaning set forth in Section 4.5;

(lxxiii) “Partial Asset Sale Agreement” means the Acte de Cession Partielle de Fonds de Commerce substantially in the form of Exhibit F;

(lxxiv) “Permits” shall have the meaning set forth in Section 1.1(a)(vi);

(lxxv) “person” means an individual, corporation, partnership, association, trust, incorporated organization, Governmental Authority, other entity or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended);

(lxxvi) “Preliminary Closing Statement of Assets and Liabilities” shall have the meaning set forth in Section 1.3(a);

(lxxvii) “Products” shall mean the Pulmonary Bronchoscopy Products and the Endoscopic Gastrointestinal Products;

          (lxxviii) “Pulmonary Bronchoscopy Products” means the following diagnostic pulmonary bronchoscopy devices, including such devices currently in development: (1) diagnostic pulmonary bronchoscopy biopsy needles, including, without limitation, transbracheal aspiration needles, cytology needles, histology needles, pleural tapping needles, percutaneous lung biopsy needles and thoracentesis needles and kits, (2) diagnostic pulmonary bronchoscopy biopsy forceps, (3) cytology brushes and (4) bronchoscope cleaning brushes;

(lxxix) “Purchase Price” shall have the meaning set forth in Section 1.2;

(lxxx) “Release” shall have the meaning set forth in Section 3.1(q);

(lxxxi) “Relocation Date” shall have the meaning set forth in Section 7.1(b)(ii);

(lxxxii) “Scheduled Employees” shall have the meaning set forth in Section 7.1(a);

(lxxxiii) “Seller” shall have the meaning defined as set forth in the Preamble;

(lxxxiv) “Seller Indemnified Parties” shall have the meaning set forth in Section 8.1(a);

(lxxxv) “Seller’s Defined Benefit Plan” shall have the meaning set forth in Section 7.6(b);

(lxxxvi) “Seller’s PTO Policy” shall have the meaning set forth in Section 7.2(a);

(lxxxvii) “Seller’s Savings Plan” shall have the meaning set forth in Section 7.6(a);

(lxxxviii) “Seller Severance Plan” shall have the meaning set forth in Section 7.1(d);

(lxxxix) “Seller’s Trademarks and Logos” shall have the meaning set forth in Section 4.6;

(xc) “Special Net Book Value” shall have the meaning set forth in Section 1.3(a);

(xci) “Straddle Period” shall have the meaning set forth in Section 1.1(c)(vi);

(xcii) “Sublease Agreement” means the Sublease Agreement in the form of Exhibit G;

          (xciii) “Subsidiary” means, with respect to any person, a corporation, partnership, joint venture or other entity of which such person owns, directly or indirectly, more than 50% of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors (or comparable body) of such corporation or other entity;

(xciv) “Supply Side Letter” shall have the meaning set forth in Section 9.4;

(xcv) “Tax Returns” shall have the meaning set forth in Section 3.1(f)(i);

(xcvi) “Taxes” shall have the meaning set forth in Section 3.1(f)(i);

(xcvii) “Third Party Claim” shall have the meaning set forth in Section 8.2;

(xcviii) “Transaction Agreements” shall have the meaning set forth in Section 3.1(a);

(xcix) “Transferred Employees” shall have the meaning set forth in Section 7.1(c);

(c) “Transferred Intellectual Property” shall have the meaning set forth in Section 1.1(a)(vii);

(ci) “Transferred Service” shall have the meaning set forth in Section 7.2(b);

(cii) “Transition and Supply Agreement” means the Transition and Supply Agreement in the form of Exhibit H;

(ciii) “UK Employee” shall have the meaning set forth in Section 7.1(a);

(civ) “U.S. Employee” shall have the meaning set forth in Section 7.1(a);

(cv) “U.S. Transferred Employee” shall have the meaning set forth in Section 7.1(b)(iii);

(cvi) “USERA” shall have the meaning set forth in Section 7.1(b)(i);

(cvii) “VAT” means value added taxes or similar sales or turnover tax of any relevant jurisdiction; and

(cviii) “WARN” shall have the meaning set forth in Section 7.7.

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          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

C. R. Bard, Inc. BY: —————————————— Name: Title:

ConMed Corporation BY: —————————————— Name: Title:

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